Exhibit 10.39
AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
HARMONIC INC.
ORINDA ACQUISITION CORPORATION
ORINDA ACQUISITION, LLC
OMNEON INC.
AND
SHAREHOLDER REPRESENTATIVE SERVICES, LLC, AS REPRESENTATIVE
Dated as of May 6, 2010

ARTICLE I DEFINITIONS	2
1.1 Certain Defined Terms	2
1.2 Additional Defined Terms	14
1.3 Interpretations	17
ARTICLE II THE MERGER	18
2.1 The Merger	18
2.2 The Closing	18
2.3 Effective Time of First Step Merger and Second Step Merger	19
2.4 Effect of the First Step Merger and Second Step Merger	19
2.5 Organizational Documents	19
2.6 Directors and Officers	20
2.7 Effect of First Step Merger on Capital Stock of Constituent Corporations	20
2.8 Dissenting Shares	23
2.9 Determination of Final Adjusted Closing Cash Consideration	23
2.10 Closing Payment Procedures	26
2.11 No Further Ownership Rights in Company Capital Stock	27
2.12 No Liability	27
2.13 Transfers of Ownership	27
2.14 Surrender of Certificates; Lost, Stolen or Destroyed Certificates	28
2.15 Additional Adjustments to Merger Consideration	28
2.16 Further Assurances	28
2.17 Release of Escrow Fund	28
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	28
3.1 Organization of the Company	29
3.2 Company Capital Structure	29
3.3 Subsidiaries	31
3.4 Authority	32
3.5 No Conflict	32
3.6 Consents	32
3.7 Company Financial Statements	33
3.8 Internal Controls	33
3.9 No Undisclosed Liabilities	34
3.10 No Changes	34
3.11 Accounts Receivable	34
3.12 Tax Matters.	34
3.13 Restrictions on Business Activities	37
3.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment	37
3.15 Intellectual Property	38
3.16 Material Contracts	42
3.17 Interested Party Transactions	45
3.18 Governmental Authorization	45
3.19 Litigation	45
3.20 Minute Books	46
3.21 Environmental Matters	46
3.22 Brokers’ and Finders’ Fees; Third Party Expenses	47
3.23 Employee Benefit Plans and Compensation	47
3.24 Insurance	50

-i-

(continued)

-ii-

(continued)

-iii-

INDEX OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Form of Securityholder Voting Agreement
Exhibit B	Form of 280G Waiver
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Proprietary Information Agreement
Exhibit G	Forms of Terminating Employee Release
Exhibit H	Form of Director and Officer Resignation Letter
Exhibit I	Form of Opinion of Fenwick & West LLP
Exhibit J	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

Schedules
Schedule I	Designated Stockholders
Schedule 1.1(u)	Proposed Company Products
Schedule 1.1(yy)	Executive Employees
Schedule 1.1(mmm)	Key Employees
Schedule 1.1(ssss)	Form of Spreadsheet
Schedule 6.10	Excluded Change of Control Payments
Schedule 7.2(f)(i)	Required Consents, Waivers and Approvals
Schedule 7.2(f)(ii)	Terminated Contracts
Schedule 7.2(f)(iii)	Notices
Schedule 7.2(l)	Liens to be Released

-iv-

AGREEMENT AND PLAN OF REORGANIZATION
     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of May 6, 2010 by and among Harmonic Inc., a Delaware corporation (“Parent”), Orinda Acquisition Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub One”), Orinda Acquisition, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub Two” and together with Merger Sub One, the “Merger Subs”), Omneon Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative (the “Representative”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.
RECITALS
     A. Each of the respective board of directors of Parent, the Merger Subs and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interests of their respective stockholders to enter into this Agreement and consummate the transactions contemplated hereby pursuant to which, among other things, Merger Sub One will be merged with and into the Company, with the Company continuing as the surviving entity (the “First Step Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As soon as practicable following the First Step Merger, and as part of a single integrated transaction, except as set forth in Section 2.1(c), Parent will cause the Company, as the surviving entity in the First Step Merger, to merge with and into Merger Sub Two, with Merger Sub Two continuing as the surviving entity (the “Second Step Merger” and, taken together with the First Step Merger, unless otherwise provided in Section 2.1(c), the “Merger”). For U.S. federal income Tax purposes, it is intended that, if the Second Step Merger occurs, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement will be, and is hereby, adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the U.S. Income Tax Regulations promulgated under the Code (the “Treasury Regulations”).
     B. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all issued and outstanding Company Capital Stock will be converted into the right to receive a portion of the Merger Consideration set forth herein, (ii) all outstanding unvested Company Options not exercised prior to the Effective Time and all unvested Company RSUs as of the Effective Time (other than those held by Terminating Employees or non-employee directors of the Company) will be assumed by Parent in accordance with the terms hereof, and (iii) all outstanding vested Company Options not exercised prior to the Effective Time and all vested Company RSUs not yet settled as of the Effective Time will be converted into the right to receive the Per Share Cash Consideration and the Per Share Stock Consideration (less any applicable exercise price in the case of Company Options) as if such Company Options and Company RSUs had been exercised or settled prior to the Effective Time.
     C. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Subs to enter into this Agreement, certain holders of shares of Company Capital Stock set forth on Schedule I hereto (each, a “Designated Stockholder”) shall execute and deliver to Parent and Merger Subs, Securityholder Voting Agreements, in substantially the form attached hereto as Exhibit A (each, a “Securityholder Voting Agreement” and collectively, the “Securityholder Voting Agreements”).
     D. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Subs to enter into this Agreement, each of the Executive Employees shall enter into or execute an offer letter and Parent’s form of confidentiality agreement, (collectively, the “Executive Employee Offer Letters”), each to be effective as of the Effective Time.

     E. Following the execution and delivery of this Agreement by the parties hereto, each Person who might receive any payments and/or benefits in connection with the First Step Merger that constitute “parachute payments” pursuant to Section 280G of the Code shall execute a 280G Waiver, each in substantially the form attached hereto as Exhibit B (the “280G Waiver”), pursuant to which each such Person will waive any right or entitlement to such payments and/or benefits to the extent the value of such payments and/or benefits exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite Company Stockholder approval of those payments and/or benefits is obtained pursuant to Section 280G of the Code so that such payment and/or benefits do not constitute “parachute payments” thereunder.
     F. The Company on the one hand, and Parent and the Merger Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and the other transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
          (a) “401(k) Plan” shall mean any Company Employee Plan intended to include a Code Section 401(k) arrangement.
          (b) “Acquisition” shall mean, for the purposes of Section 9.3(b) only, with respect to the Company, any of the following transactions (other than the transactions contemplated by this Agreement): (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) of a fifty percent (50%) or more interest in the total outstanding voting securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning fifty percent (50%) or more of the total outstanding voting securities of the Company; (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the equity interests held in the Company and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the Company immediately preceding such transaction constitute less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; or (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices or in connection with sales of Company Products) or other disposition (other than in the ordinary course of business consistent with past practices or in connection with sales of Company Products) (including by way of joint venture) by the Company of assets (including capital stock or other ownership interests in Subsidiaries of the Company) representing fifty percent (50%) or more of the aggregate fair market value of the consolidated assets of the Company, taken as a whole, immediately prior to such sale.
          (c) “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

          (d) “Affiliated Group” shall mean an affiliated, consolidated, combined, unitary or similar group for Tax purposes, including any arrangement for group or consortium relief or similar arrangement.
          (e) “Aggregate Option Exercise Price” shall mean the total aggregate exercise price of all Company Options that are vested as of immediately prior to the Effective Time; (including, for purposes of clarification, any Company Options that will be cancelled and become Cancelled Equity pursuant to Section 2.7(f)(ii)).
          (f) “Aggregate Stock Consideration” shall mean 17,128,176 shares of Parent Common Stock.
          (g) “Alternative Transaction Proposal” shall mean, with respect to the Company, any offer, expression of interest or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal, whether made to the Company or its stockholders, relating to any transaction or series of related transactions involving: (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company; (ii) any merger, consolidation, business combination or similar transaction involving the Company; (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices or in connection with sales of Company Products) or other disposition (including by way of joint venture) of assets (including capital stock or other ownership interests in Subsidiaries of the Company) representing twenty percent (20%) or more of the aggregate fair market value of the consolidated assets of the Company; (iv) any liquidation, dissolution, reorganization or recapitalization of the Company; or (v) the declaration or payment of any extraordinary dividend, whether of cash or other property, by the Company; provided, however, for the sake of clarity, the transactions among Parent, Merger Subs and the Company contemplated by this Agreement shall not be deemed an Alternative Transaction Proposal.
          (h) “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.
          (i) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by Law or executive order to close.
          (j) “Cash Consideration Percentage” shall mean the percentage obtained by dividing (i) the Preliminary Adjusted Closing Cash Consideration by (ii) the sum of (A) the Preliminary Adjusted Closing Cash Consideration and (B) the product of (I) the Aggregate Stock Consideration multiplied by (II) the Parent Common Stock Value.
          (k) “Change of Recommendation” shall mean the withholding, withdrawal or amendment, qualification or modification (in a manner adverse to Parent), by the Company’s board of directors (or any committee thereof) of its recommendation in favor of adoption and approval of this Agreement, and, in the case of a tender or exchange offer made by a third party directly to the Company’s stockholders, a failure to recommend that the Company’s stockholders reject such tender or exchange offer; provided, however, that solely in response to an unsolicited tender offer similar to that described in Rule 14d-9(e) of the Exchange Act, a “stop, look and listen” communication by the Company’s board of directors to the Company’s stockholders substantially similar to that permitted pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Change of Recommendation.
          (l) “Claim” shall mean any suit, action, audit by any Governmental Entity, claim, arbitration, proceeding or investigation by any Governmental Entity or any other Person.
          (m) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (n) “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock, and any other shares of capital stock of the Company.
          (o) “Company Common Stock” shall mean shares of the common stock, par value $0.001 per share, of the Company.
          (p) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement, payroll practice or other arrangement, whether written or unwritten, providing for compensation, bonus pay, commission pay, severance, change of control pay, termination pay, deferred compensation, performance awards, phantom stock, stock option or stock-related awards, commission, vacation, incentive, profit sharing, pension, payroll practice, retirement benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current Employee, or any former Employee with respect to which the Company has any current or future liability or obligation, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.
          (q) “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company.
          (r) “Company Material Adverse Effect” shall mean any change, event, circumstance, condition or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) that is or would reasonably be expected to be or become materially adverse to the condition (financial or otherwise), business, assets (including intangible assets), liabilities, employees, operations or results of operations of the Company, taken as a whole, or (ii) that could reasonably be expected to materially impede the authority or ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, except in each case to the extent that any such Effect directly results from any of the following: (A) changes in general economic conditions or changes affecting the industry generally in which the Company operates or acts of war or terrorism (provided that such changes or acts do not affect the Company materially disproportionately as compared to other companies operating in the same industries or geographies as such entity); (B) the announcement of this Agreement or the pendency of the transactions contemplated hereby; or (C) any changes in applicable Law or GAAP (provided that such changes do not affect the Company materially disproportionately as compared to other companies operating in the same industries or geographies as such entity).
          (s) “Company Option” shall mean any issued and outstanding option (including commitments to grant options, but excluding Company Preferred Stock) to purchase or otherwise acquire shares of Company Capital Stock (whether or not vested).
          (t) “Company Preferred Stock” shall mean shares of Company Series A-1 Preferred Stock, Company Series A-2.1 Preferred Stock, Company Series A-2.2 Preferred Stock, Company Series A-3

Preferred Stock, and Company Series A-4 Preferred Stock, Company Series A-5 Preferred Stock, Company Series A-6 Preferred Stock, Company Series B-1 Preferred Stock and Company Series C-1 Preferred Stock.
          (u) “Company Products” shall mean all products, technologies and services owned, or made by the Company and currently marketed, provided, distributed, imported for resale, sold or licensed by or on behalf of Company since its inception (the “Current Company Products”) and products and services which the Company proposes to make commercially available, market, distribute, sell, import for resale, or license that are listed on Schedule 1.1(u) (the “Proposed Company Products”).
          (v) “Company RSUs” shall mean restricted stock units (“RSUs”) of the Company issued and outstanding pursuant to the Stock Plans that are settled by issuance of shares of Company Common Stock or the payment of the cash value equivalent of shares of Company Common Stock.
          (w) “Company Securityholder” shall mean any holder of any Company Capital Stock, or any securities that are exchangeable or convertible into Company Capital Stock, including Company Options and Company RSUs, immediately prior to the Effective Time.
          (x) “Company Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.001 per share, of the Company.
          (y) “Company Series A-2.1 Preferred Stock” shall mean the Series A-2.1 Preferred Stock, par value $0.001 per share, of the Company.
          (z) “Company Series A-2.2 Preferred Stock” shall mean the Series A-2.2 Preferred Stock, par value $0.001 per share, of the Company.
          (aa) “Company Series A-3 Preferred Stock” shall mean the Series A-3 Preferred Stock, par value $0.001 per share, of the Company.
          (bb) “Company Series A-4 Preferred Stock” shall mean the Series A-4 Preferred Stock, par value $0.001 per share, of the Company.
          (cc) “Company Series A-5 Preferred Stock” shall mean the Series A-5 Preferred Stock, par value $0.001 per share, of the Company.
          (dd) “Company Series A-6 Preferred Stock” shall mean the Series A-6 Preferred Stock, par value $0.001 per share, of the Company.
          (ee) “Company Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, par value $0.001 per share, of the Company.
          (ff) “Company Series C-1 Preferred Stock” shall mean the Series C-1 Preferred Stock, par value $0.001 per share, of the Company.
          (gg) “Company Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time and any holder of Cancelled Equity.
          (hh) “Continuing Employee” shall mean each employee of the Company who (i) receives and accepts an offer of at-will employment from Parent or any of its Subsidiaries prior to the Effective Time and (ii) is an employee of Parent or any of its Subsidiaries immediately following the Effective Time.

          (ii) “Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license, whether written or oral.
          (jj) “Copyleft License” shall mean any license to Open Source Materials that requires, as a condition of use, modification and/or distribution of software licensed under such license, that such software, or other software or content incorporated into, derived from, used, or distributed with such software: (i) be distributed in a form other than binary form (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable at no license fee. Copyleft Licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, and the Eclipse Public License.
          (kk) “DOL” shall mean the United States Department of Labor.
          (ll) “Employee” shall mean any current employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.
          (mm) “Employee Agreement” shall mean each management, employment, severance, change of control, separation, sales, commission, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other Contract (including, any offer letter or any agreement providing for acceleration of Company Options, Restricted Shares, Company RSUs or similar equity awards, or any other Contract providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, whether written or unwritten, or with respect to which the Company or any ERISA Affiliate has or would reasonably be expected to have any liability or obligation.
          (nn) “Equity Exchange Ratio” shall mean the quotient obtained by dividing (i) the quotient of (A) the sum of (x) the Preliminary Adjusted Closing Cash Consideration plus (y) the product of (I) the Aggregate Stock Consideration multiplied by (II) the Parent Common Stock Value minus (z) the Series A-2.2 Preferred Preference divided by (B) the sum of (x) the number of shares of Company Common Stock at the Effective Time (assuming conversion of all shares of Company Preferred Stock other than the outstanding share of Company Series A-2.2 Preferred Stock) plus (y) the number of shares of Company Common Stock underlying the Assumed Equity plus (z) the number of shares of Company Common Stock underlying the Cancelled Equity divided by (ii) the Parent Common Stock Value; provided, however, that if the Parent Closing Price exceeds the Parent Common Stock Value, then, solely with respect to Company Options, the Equity Exchange Ratio shall be recalculated at Closing by substituting the Parent Closing Price for the Parent Common Stock Value in clause (ii) of the preceding sentence and, as a result, the calculations in Section 2.7(f)(i) related to Company Options shall be adjusted based on the revised Equity Exchange Ratio set forth herein.
          (oo) “Environmental Laws” shall mean any and all Laws which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, the European Union Directive 2002/96/EC on Waste Electrical and Electronic Equipment (WEEE Directive) and European Union Directive 2002/95/EC on the Restriction on the Use of Hazardous Substances (RoHS Directive), and China’s Management Methods on the Control of Pollution Caused by Electronic Information Products (China RoHS), all as amended.

          (pp) “Environmental Permit” shall mean any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is currently conducted by the Company.
          (qq) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any official guidance promulgated thereunder.
          (rr) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
          (ss) “Escrow Agent” shall mean Deutsche Bank National Trust Company, or another third party as mutually agreed upon between Parent and the Company prior to the Closing.
          (tt) “Escrow Amount” shall mean (i) the Indemnity Escrow Amount plus (ii) the Representative Escrow Amount.
          (uu) “Escrow Fund” shall mean (i) the Indemnity Escrow Fund and (ii) the Representative Escrow Fund.
          (vv) “Estimated Change of Control Fees” shall mean the amount of Change of Control Fees incurred or paid by the Company prior to or at the Closing, or anticipated to be incurred or payable with respect to the Company, in each case, that is authorized by the Company prior to the Closing and which would be paid by the Company, Parent or the Final Surviving Entity after the Closing, as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.
          (ww) “Estimated Third Party Expenses” shall mean the amount of Third Party Expenses incurred or paid by the Company prior to or at the Closing, or anticipated to be incurred or payable with respect to the Company, in each case, that is authorized by the Company prior to the Closing and which would be paid by the Company, Parent or the Final Surviving Entity after the Closing, as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.
          (xx) “Excess Expenses and Fees” shall mean any of the Company’s Third Party Expenses or any Change of Control Fees that are not reflected on the Statement of Expenses.
          (yy) “Executive Employees” shall mean the employees of the Company listed in Schedule 1.1(yy) hereto.
          (zz) “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.
          (aaa) “Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, reexports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of Technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

          (bbb) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
          (ccc) “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.
          (ddd) “Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant, biohazardous, a medical waste, or otherwise a danger to health, reproduction or the environment.
          (eee) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, labeling, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, packaging, product take-back or product content requirements.
          (fff) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          (ggg) “Indebtedness” shall mean (i) all indebtedness, liabilities and obligations for borrowed money, (ii) all amounts owed by and obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) all amounts owed by and all obligations as lessee or lessees under leases that have been recorded as capital leases, in accordance with GAAP, (iv) all liabilities and obligations, contingent or otherwise, under acceptances, letters of credit or similar facilities, (v) all obligations under conditional or installment sale or other title retention Contracts relating to purchased property, and (vi) all guarantees of any of the foregoing of another Person, provided, however, for purposes of clarification, Indebtedness shall not include stand-by letters of credit that are outstanding as security deposits in connection with customer or supplier Contracts in the ordinary course of business and consistent with past practice that are not required to be included on a party’s balance sheet in accordance with GAAP.
          (hhh) “Indemnity Escrow Amount” shall mean (i) Twenty-One Million Three Hundred Seventy-Five Thousand Dollars ($21,375,000) in cash and (ii) 1,926,920 shares of Parent Common Stock.
          (iii) “Indemnity Escrow Fund” shall mean the Indemnity Escrow Amount, plus any interest paid on such Indemnity Escrow Amount.
          (jjj) “Intellectual Property Rights” shall mean all common law and statutory rights anywhere in the world arising under or associated with: (i) patents and patent applications, and similar or equivalent rights in inventions (“Patents”); (ii) trademarks, trade names, service marks, and trade dress (“Trademarks”); (iii) confidential information and trade and industrial secrets (“Trade Secrets”); (iv) copyrights, “moral” rights, and any other rights of authors or in works of authorship (“Copyrights”); (v) applications for, registrations of, and divisions, continuations, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable); and (vi) all other similar or equivalent intellectual property or proprietary rights anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

          (kkk) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement, whether written or unwritten, that has been established, adopted, maintained, by the Company or any ERISA Affiliate, or contributed to or required to be contributed to the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States.
          (lll) “IRS” shall mean the United States Internal Revenue Service.
          (mmm) “Key Employees” shall mean the employees of the Company listed in Schedule 1.1(mmm) hereto.
          (nnn) “Knowledge” shall mean with respect to the Company, (A) (1) the actual knowledge of Suresh Vasudevan, Denis Maynard, Ron Howe, Bob Wood, Geoff Stedman, Larry Kaplan and Laura Perrone and (2) the knowledge that Suresh Vasudevan, Denis Maynard, Ron Howe, Bob Wood, Geoff Stedman, Larry Kaplan and Laura Perrone would have obtained after reasonable inquiry of employees of the Company who have primary administrative or operational responsibility for such matter in question, and (B) the actual knowledge of the directors of the Company in their capacities as directors of the Company. “Knowledge” shall mean with respect to the Parent, the actual knowledge of Patrick Harshman, Robin Dickson, Shahar Bar, Diane Georgi and Neven Haltmeyer.
          (ooo) “Law” shall mean any statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, guidance, directives, judgments, injunctions, writs, awards and decrees of, issued by, adopted, promulgated, or put into effect by any Governmental Entity.
          (ppp) “Lien” shall mean any lien, pledge, charge, Claim, mortgage security interest, or other similar restriction or encumbrance of any sort, other than (1) any restriction or limitation imposed by this Agreement, (2) statutory liens for Taxes that are not yet due and payable, (3) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (4) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, and (5) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens for amounts not yet due. For the avoidance of doubt, the term “Lien” shall not include a license of intellectual property.
          (qqq) “made available” shall mean that the Company has posted such materials, on or before 12:00 p.m. Pacific time on the date that is one (1) Business Day prior to the date hereof, to the virtual data room managed by the Company hosted at the following IP address: https://extranet2.fenwick.com/clients/24049/00200/default.aspx.
          (rrr) “Merger Consideration” shall mean the sum of (i) Final Adjusted Closing Cash Consideration plus (ii) Aggregate Stock Consideration.
          (sss) “Open Source Materials” shall mean all software that is distributed under an open source license, which includes (i) any license approved by the Open Source Initiative or any similar license, (ii) any license that meets the “Open Source Definition” or the “Free Software Definition”, and (iii) to the extent not included in the foregoing (i) and (ii), any Copyleft Licenses.
          (ttt) “Parent Common Stock” shall mean the Common Stock, par value $0.001 per share of Parent.

          (uuu) “Parent Common Stock Value” shall mean $7.006.
          (vvv) “Parent Closing Price” shall mean the average of the daily closing price of one share of Parent Common Stock as reported by the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on the day immediately prior to the Closing Date.
          (www) “Parent Material Adverse Effect” shall mean any Effect, individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Parent Material Adverse Effect, (i) that is or would reasonably be expected to be or become materially adverse to the condition (financial or otherwise), business, assets (including intangible assets), liabilities, employees, operations or results of operations of Parent, taken as a whole, or (ii) that could reasonably be expected to materially impede the authority or ability of Parent to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, except in each case to the extent that any such Effect directly results from any of the following: (A) changes in general economic conditions or changes affecting the industry generally in which Parent operates or acts of war or terrorism (provided that such changes or acts do not affect Parent materially disproportionately as compared to other companies operating in the same industries or geographies as such entity); (B) the announcement of this Agreement or the pendency of the transactions contemplated hereby; (C) any changes in applicable Law or GAAP (provided that such changes do not affect Parent materially disproportionately as compared to other companies operating in the same industries or geographies as such entity); or (D) change in the trading volume or trading price of Parent Common Stock on the NASDAQ Global Select Market, or any failure to meet published analyst estimates (but not, in each case, the underlying Effect that may have caused such change in the trading volume or trading price of Parent Common Stock on the NASDAQ Global Select Market or such failure to meet published analyst estimates).
          (xxx) “Parent Stock Plans” shall mean the Harmonic Inc. 1995 Stock Plan, the Harmonic Inc. 1995 Director Option Plan, the Harmonic Inc. 1999 Nonstatutory Stock Option Plan, the Harmonic Inc. 2002 Director Stock Plan and the Harmonic Inc. 2002 Employee Stock Purchase Plan.
          (yyy) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that is not account-based with individual participant accounts and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, retirement or following separation from service.
          (zzz) “Per Share Cash Consideration” shall mean an amount of cash per share equal to the quotient of (i) the sum of (A) the Final Adjusted Closing Cash Consideration minus (B) the Series A-2.2 Cash Consideration divided by (ii) (A) the number of shares of Company Common Stock outstanding at the Effective Time (assuming conversion of all shares of Company Preferred Stock into Company Common Stock other than the outstanding share of Company Series A-2.2 Preferred Stock), plus (B) the number of shares of Company Common Stock underlying the Cancelled Equity.
          (aaaa) “Per Share Stock Consideration” shall mean the number of shares of Parent Common Stock equal to the quotient of (i) the sum of (A) the Aggregate Stock Consideration minus (B) the Series A-2.2 Stock Consideration and minus (C) the product of (I) the number of shares of Company Common Stock underlying the Assumed Equity multiplied by (II) the Equity Exchange Ratio (not accounting for any changes that may be required to be made to the definition of “Equity Exchange Ratio” pursuant to the final clause therein) divided by (ii) the sum of (A) the number of shares of Company Common Stock outstanding at the Effective Time (assuming conversion of all shares of Company Preferred Stock into Company Common Stock other than the outstanding share of Company Series A-2.2 Preferred Stock) plus (B) the number of shares of Company Common Stock underlying the Cancelled Equity.

          (bbbb) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
          (cccc) “Pre-Closing Taxes” shall mean any and all Liabilities for any Taxes (i) imposed on the Company with respect to any Pre-Closing Tax Period, (ii) of any other Person as a result of being or having been a member of an Affiliated Group, as a transferee or successor, by Contract, by operation of Law or otherwise, and (iii) imposed on Parent or any of its Affiliates as a result of any breach of any representation or warranty under Section 3.12 or any covenant under Section 6.16. For the avoidance of doubt, any employment or payroll Taxes with respect to bonuses, option exercises or cash-outs or other compensatory payments in connection with the transactions contemplated by this Agreement, including the vesting of Company RSUs outstanding as of the Effective Time and vesting in connection with, or as a result of, the transactions contemplated by this Agreement, shall be treated as arising in the Pre-Closing Tax Period. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.
          (dddd) “Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the Closing Date.
          (eeee) “Pro Rata Portion” shall mean, with respect to each Company Stockholder, an amount equal to the quotient of (i) the amount of Merger Consideration payable pursuant to Section 2.7 hereof in respect of the shares of Company Capital Stock or other securities of the Company (other than Assumed Equity) owned by such Company Stockholder as of immediately prior to the Effective Time, divided by (ii) the aggregate amount of all Merger Consideration payable to all Company Stockholders pursuant to Section 2.7 hereof in respect of the shares of Company Capital Stock or other securities of the Company (other than Assumed Equity) owned by such Company Stockholder as of immediately prior to the Effective Time. For purposes of determining each Company Stockholder’s Pro Rata Portion, the value of each share of Parent Common Stock payable as Merger Consideration pursuant to Section 2.7 hereof in respect of shares of Company Capital Stock or other securities of the Company (other than Assumed Equity) shall be deemed equal to the Parent Common Stock Value.
          (ffff) “Reciprocal Confidentiality Agreement” shall mean the mutual nondisclosure agreement made as of January 7, 2010, by and between Parent and the Company.
          (gggg) “Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity or other public or quasi-public legal authority.
          (hhhh) “Related Agreements” shall mean (i) the Reciprocal Confidentiality Agreement, (ii) the Executive Employee Offer Letters, (iii) the Securityholder Voting Agreements, (iv) the Escrow Agreement, (v) the 280G Waivers and (vi) all other agreements, instruments and certificates entered into by the Company or any of the stockholders of the Company in connection with the transactions contemplated herein.
          (iiii) “Representative Escrow Amount” shall mean Two Hundred Fifty Thousand Dollars ($250,000) in cash.
          (jjjj) “Representative Escrow Fund” shall mean the Representative Escrow Amount, plus any interest paid on such Representative Escrow Amount.
          (kkkk) “Required Stockholder Approval” shall mean the approval of the holders of a type and number of shares of Company Capital Stock sufficient to adopt and approve this Agreement and approve the First Step Merger and the transactions contemplated hereby, in each case as required under applicable Law, the Company’s Charter Documents, and any applicable agreements between the Company, on the one hand, and any holders of Company Capital Stock, on the other hand.
          (llll) “Restricted Shares” shall mean shares of Company Capital Stock that are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with the Company.
          (mmmm) “Return” shall mean all U.S. federal, state, provincial, local, and non-U.S. returns, estimates, information statements, elections, forms, transfer pricing studies and reports relating to Taxes, including any attachments or addenda thereto or amendments thereof.
          (nnnn) “SEC” shall mean the United States Securities and Exchange Commission.
          (oooo) “Series A-2.2 Cash Consideration” shall mean an amount of cash equal to the product of (i) the Series A-2.2 Preferred Preference multiplied by (ii) the Cash Consideration Percentage.
          (pppp) “Series A-2.2 Preferred Preference” shall mean $1,513,032.40.
          (qqqq) “Series A-2.2 Stock Consideration” shall mean a number of shares of Parent Common Stock, rounded down to the nearest whole share, equal to the quotient of (i) the product of (A) Series A-2.2 Preferred Preference multiplied by (B) the Stock Consideration Percentage divided by (ii) the Parent Common Stock Value.
          (rrrr) “Shrink-Wrap Code” shall mean generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $25,000 in the aggregate for all users and work stations); provided that the term “Shrink-Wrap Code” shall not include any Open Source Materials.
          (ssss) “Spreadsheet” shall mean a spreadsheet which shall be certified as complete and correct by the Company’s Chief Executive Officer and Chief Financial Officer substantially in the form attached hereto as Schedule 1.1(ssss), which shall include, as of the Closing, (a)(i) all Company Stockholders and their respective addresses, indicating whether such holder is a Continuing Employee, a Terminating Employee or an “Outside Director” (as that term is defined in the applicable Stock Plan), (ii) the number and type of shares of Company Capital Stock held by such Company Stockholder, (iii) the respective certificate numbers, (iv) the date of acquisition of such shares or Cancelled Equity, as applicable, (v) the aggregate Per Share Stock Consideration and the aggregate Per Share Cash Consideration payable to each Company

Stockholder, (vi) the Pro Rata Portion applicable to each Company Stockholder, (vii) the amount of any loans outstanding from the Company to such Company Stockholder and the amount by which the cash (or stock) portion of the Merger Consideration payable to such Company Stockholder should be reduced to repay such outstanding loans in accordance with Section 2.7(i) or by the exercise price of the Cancelled Equity in accordance with Section 2.7(f)(ii), the amount, if any, to be withheld from any distribution to each Company Stockholder pursuant to Section 2.7(h) and (viii) such other information relevant thereto or which Parent or its agent, may reasonably request, and (b)(i) all holders of Company Options, Company RSUs or any other similar equity award from the Company and their respective addresses, indicating whether each such holder is a Continuing Employee, (ii) the number and type of Company Capital Stock underlying each such award, (iii) the grant dates of such award and the vesting arrangement with respect to such award, and (iv) if such award is Assumed Equity, the number of shares of Parent Common Stock that will be underlying such award after the Effective Time.
          (tttt) “Statement of Expenses” shall mean a statement of Estimated Third Party Expenses and Estimated Change of Control Fees in a form reasonably acceptable to Parent, certified by the Company’s Chief Executive Officer and the Company’s Chief Financial Officer as true and correct as of the Closing Date, showing detail of both the paid and unpaid Third Party Expenses and Change of Control Fees incurred by the Company as of the Closing, or anticipated to be incurred or payable with respect to the Company, in each case, that is authorized by the Company prior to the Closing and which would be paid by the Company, Parent or the Final Surviving Entity after the Closing.
          (uuuu) “Stock Consideration Percentage” shall mean 100% minus the Cash Consideration Percentage.
          (vvvv) “Stockholder Written Consent” shall mean the written consent of stockholders in a form reasonably acceptable to Parent, which shall include, among other things, (i) adoption of this Agreement and the approval of the First Step Merger, (ii) the election of the stockholders of the Company to convert all shares of Company Preferred Stock (other than the outstanding share of Company Series A-2.2 Preferred Stock) into shares of Company Common Stock and (iii) the appointment of Shareholder Representative Services LLC as the Representative.
          (wwww) “Stock Plans” shall mean the Omneon Video Networks, Inc. 1998 Stock Option Plan and the Omneon, Inc. 2008 Equity Incentive Plan.
          (xxxx) “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.
          (yyyy) “Superior Proposal” shall mean, with respect to the Company, an unsolicited, bona fide written Alternative Transaction Proposal that (i) the board of directors of the Company determines in good faith (after consultation with its outside legal counsel and the Company’s financial advisor) to be more favorable (taking into account all relevant legal, financial, regulatory, timing and other aspects of such Alternative Transaction Proposal (including the conditions thereto) and the identity of the Person making the proposal), and provides greater financial value, to the stockholders of the Company than the transactions contemplated by this Agreement (after taking into account all of the terms of any proposal by Parent to amend or modify the terms of the transactions contemplated by this Agreement), (ii) provides for consideration consisting exclusively of cash and for which financing, to the extent required by the Person making the offer, is then fully committed and not subject to any contingencies other than the conditions to such Alternative Transaction Proposal, and (iii) is reasonably expected to be consummated on the terms proposed without unreasonable delay relative to the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” that each reference to “20%” in the definition of “Alternative Transaction Proposal” contained herein shall be deemed to be a reference to “100%.”
           (zzzz) “Technology” shall mean any or all of the following and any tangible embodiments thereof: (i) works of authorship including computer programs, including but not limited to source code or in object code form, whether embodied in software, firmware or otherwise, development tools, documentation, designs, files, records, data, architecture and documentation, and all media on which any of the foregoing is recorded, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, Trade Secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, Trademarks and service marks, (vi) methods and processes, (vii) devices, prototypes, designs and schematics, and (viii) all instantiations and disclosures of the foregoing in any form and embodied in any media, and all documentation related to the foregoing.
          (aaaaa) “Terminating Employees” shall mean the employees of the Company whom the Company is required to terminate prior to the Closing Date pursuant to Section 6.11(b) hereof.
          (bbbbb) “Termination Fee” shall mean an amount in cash equal to Fifteen Million Five Hundred Thousand Dollars ($15,500,000).
          (ccccc) “Third Party Expenses” shall mean all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by the applicable Person in connection with the First Step Merger, the Second Step Merger, this Agreement and with the transactions contemplated hereby.
          (ddddd) “Working Capital” shall mean, as of a particular date, an amount equal to (i)(A) all current assets (including all forms of accounts receivable) of the Company in accordance with GAAP but excluding (B) (I) any Tax assets (including for the avoidance of doubt any right to receive any tax savings or refund attributable to any net operating loss carryback arising in a Pre-Closing Tax Period or portion thereof ending on the Closing Date), (II) any cash, cash equivalents and restricted cash and (III) any accounts receivable associated with sales order #022474, #025611, #025276 and #025275 to CNN, minus (ii)(A) all current liabilities of the Company in accordance with GAAP but excluding any deferred revenue associated with sales order #022474, #025611, #025276 and #025275 to CNN plus (B) any liability associated with any long-term deferred revenue plus (C) all Indebtedness of the Company (other than short-term Indebtedness included in the calculation of current liabilities in clause (A) and any contingent liabilities, or stand-by letters of credit that are outstanding as security deposits in connection with customer or supplier Contracts in the ordinary course of business and consistent with past practice, that are not required to be included on the Company’s balance sheet in accordance with GAAP).
     1.2 Additional Defined Terms. The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below:

Capitalized Term	Section
280G Approval	6.1(h)
280G Waiver	7.2(c)(i)
401(k) Plan	6.14
Agents	6.2(a)
Applicable Expiration Date	8.1(a)
Assumed Equity	2.7(f)(i)
Audited Financials	3.7
Balance Sheet Date	3.7

Capitalized Term	Section
California Commissioner	6.1(a)
California Permit	6.1(a)
Cancelled Equity	2.7(f)(ii)
Cash Payment	2.7(f)(ii)
CCC	2.8(a)
Certificate of Incorporation	3.1(a)
Certificate of Merger	2.3(a)
Certificates of Mergers	2.3(b)
Change of Control Fees	6.10
Change of Recommendation Notice	6.2(d)(ii)
Charter Documents	3.1(a)
Claim Certificate	8.5(a)
Closing	2.1(c)
Closing	2.2
Closing Date	2.2
Closing Working Capital	2.9(a)(i)
Company Auditors	3.7
Company Authorizations	3.18
Company Disclosure Schedule	Article III
Company Indemnifiable Matters	8.2(b)
Company Indemnified Parties	8.2(b)
Company Indemnified Party	8.2(b)
Company Indemnifying Parties	8.2(a)
Company Indemnified Party	8.2(a)
Company Registered Intellectual Property	3.15(a)
Company Stock Certificates	2.10(b)(ii)
Company Stockholders’ Meeting	6.1(g)
Company’s Closing Working Capital Statement	2.9(a)(i)
Conflict	3.5
Consent and Modification Fees	6.10
Contaminants	3.15(n)
Contract Termination Fees	6.10
Current Balance Sheet	3.7
Current Parent SEC Filings	4.8
Director and Officer Resignation Letter	6.11(e)
Dissenting Share Payments	2.8(c)
Dissenting Shares	2.8(a)
DOJ	3.6
Effective Time	2.3(a)
Election Notice	6.1(c)
End Date	9.1(b)
Escrow Agreement	2.10(a)
Escrow Expenses	8.7(b)
Excess Amount	2.10(c)(ii)
Exchange Documents	2.10(b)(ii)
Expiration Date	8.1(a)
Fairness Hearing Law	6.1(a)
Final Adjusted Closing Cash Consideration	2.9(b)(v)
Final Closing Working Capital	2.9(b)(iv)(C)

Capitalized Term	Section
Final Surviving Entity	2.1(b)
Financials	3.7
Foreign Employees	3.23(i)
FTC	3.6
Funded International Employee Plan	3.23(h)
Indemnified Parties	8.2(b)
Indemnifying Parties	8.2(b)
Independent Accounting Firm	2.9(b)(iv)(B)
Independent Accounting Firm Expenses	2.9(b)(iv)(B)
Information Statement	6.1(a)
In-Licenses	3.15(i)
Interim Financials	3.7
Interim Surviving Entity	2.1(a)
IP Contracts	3.15(j)
Lease Agreements	3.14(b)
Leased Real Property	3.14(a)
Letter of Transmittal	2.10(b)(i)
Litigation Claim	3.19
Loss	8.2(a)
Losses	8.2(a)
Material Contract	3.16(a)
Material Contracts	3.16(a)
Objection Notice	8.5(b)
Offer Letter	6.12(a)
Out-Licenses	3.15(j)
Parent Capital Stock	4.12(a)
Parent Certificate of Incorporation	4.1
Parent Charter Documents	4.1
Parent Disclosure Schedule	Article IV
Parent Indemnifiable Matters	8.2(a)
Parent Indemnified Parties	8.2(a)
Parent Indemnified Party	8.2(a)
Parent Indemnifying Parties	8.2(b)
Parent Indemnifying Party	8.2(b)
Parent Options	4.12(c)
Parent Preferred Stock	4.12(a)
Parent RSUs	4.12(c)
Parent SEC Filings	4.8
Parent’s Closing Working Capital Statement	2.9(b)(i)
Plexus	3.16(a)(x)
Post-Closing Notice of Dispute	2.9(b)(ii)
Pre-Closing Period	5.1
Pre-Closing Returns	6.16(a)
Preliminary Closing Working Capital	2.9(a)(i)
Proprietary Information Agreement	3.15(h)
Representative Expenses	8.8(b)
Section 280G Payments	6.1(h)
Section 409A	3.12(e)
Securities Act	4.8

Capitalized Term	Section
Shortfall Amount	2.10(c)(i)
Soliciting Materials	6.1(f)
Specified Representations	8.1(a)
Stock Payment	2.7(f)(ii)
Stockholder Notice	6.1(g)
Tax	3.12(a)
Tax Contest	6.16(f)
Tax Incentive	3.12(b)(xiii)
Tax Service Provider	6.16(f)
Taxes	3.12(a)
Terminated Agreements	6.10
Terminating Employee Release	6.11(b)
Third Party Claim	8.6
Transfer Taxes	6.16(d)
Triggering Event	9.1(h)
WARN	3.23(g)
     1.3 Interpretations.
          (a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.
          (b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.
          (c) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
          (d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (e) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries.
          (f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
          (g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.
          (h) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II
THE MERGER
     2.1 The Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub One shall be merged with and into the Company in the First Step Merger, the separate corporate existence of Merger Sub One shall thereupon cease and the Company shall continue as the surviving entity of the First Step Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving entity of the First Step Merger, is referred to herein as the “Interim Surviving Entity.”
          (b) Except as set forth in Section 2.1(c), as part of a single integrated plan, as soon as practicable following the First Step Merger, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, the Interim Surviving Entity shall be merged with and into Merger Sub Two in the Second Step Merger, the separate corporate existence of the Interim Surviving Entity shall thereupon cease and Merger Sub Two shall continue as the surviving entity of the Second Step Merger and as a wholly owned Subsidiary of Parent. Merger Sub Two, as the surviving entity of the Second Step Merger, is referred to herein as the “Final Surviving Entity.”
          (c) The Second Step Merger will not be consummated unless (1) the aggregate value of the shares of Parent Common Stock paid for shares of Company Capital Stock is at least 40% of the aggregate value of the total consideration (including, without limitation, shares of Parent Common Stock, cash provided by Parent and cash distributed by the Company) paid for shares of Company Capital Stock (the “40% Threshold”), taking into account the portion of the Preliminary Adjusted Closing Cash Consideration paid for shares of Company Capital Stock, and (2) in the reasonable judgment of Parent, after good faith consultation with its Tax advisor, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code if the Second Step Merger is consummated, based on reasonable assumptions about the portion of the Final Adjusted Closing Cash Consideration that will be paid for shares of Company Capital Stock in accordance with Section 2.10(c). For purposes of the 40% Threshold, each share of Parent Common Stock shall be valued at the greater of the closing price of such share on the last trading day immediately prior to (1) the date of this Agreement or (2) the Closing Date. If the Second Step Merger is consummated, but the 40% Threshold is not satisfied after taking into account the portion of the Final Adjusted Closing Cash Consideration that is actually paid for shares of Company Capital Stock in accordance with Section 2.10(c), the parties agree that Parent will be under no obligation to report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. If the Second Step Merger is not consummated, then (x) the Interim Surviving Entity shall be deemed to be the Final Surviving Entity for all purposes of this Agreement, (y) all references to the Merger in this Agreement shall be deemed to be references to the First Step Merger, except as the context otherwise requires, and (z) the First Step Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and any references to such status of the Merger shall be ignored.
     2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the First Step Merger (the “Closing”) shall take place at 10:00 a.m., California time, on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, but no later than three (3) Business Days following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, unless another time, date or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”
     2.3 Effective Time of First Step Merger and Second Step Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent, Merger Sub One and the Company shall cause the First Step Merger to be consummated under the DGCL by filing a certificate of merger in substantially the form attached hereto in Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub One and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
          (b) Except as set forth in Section 2.1(c), as soon as practicable after the First Step Merger, Parent shall cause the Second Step Merger to be consummated under the DGCL by filing a certificate of merger (which together with the Certificate of Merger are, the “Certificates of Mergers”) in customary form and substance with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.
     2.4 Effect of the First Step Merger and Second Step Merger.
          (a) At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub One shall vest in the Interim Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub One shall become the debts, liabilities and duties of the Interim Surviving Entity.
          (b) At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Entity shall vest in the Final Surviving Entity, and all debts, liabilities and duties of the Interim Surviving Entity and Merger Sub Two shall become the debts, liabilities and duties of the Final Surviving Entity.
     2.5 Organizational Documents.
          (a) Interim Surviving Entity.
               (i) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub One as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Interim Surviving Entity until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Interim Surviving Entity shall be amended so that the name of the Interim Surviving Entity shall be “Omneon Inc.”
               (ii) At the Effective Time, the bylaws of Merger Sub One as in effect immediately prior to the Effective Time shall become the bylaws of the Interim Surviving Entity until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Interim Surviving Entity and such bylaws.
          (b) Final Surviving Entity.
               (i) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of formation; provided, however, that at the effective time of the Second Step Merger, the certificate of formation of the Final Surviving Entity shall be amended so that the name of the Final Surviving Entity shall be “Omneon Inc.”
               (ii) Unless otherwise determined by Parent prior to the Effective Time, the limited liability agreement of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the limited liability agreement of the Final Surviving Entity until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of formation of the Final Surviving Entity and such limited liability agreement.
     2.6 Directors and Officers.
          (a) Interim Surviving Entity. At the Effective Time, the directors of Merger Sub One immediately prior to the Effective Time shall become the directors of the Interim Surviving Entity , each to hold office in accordance with the certificate of incorporation and bylaws of the Interim Surviving Entity until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Merger Sub One immediately prior to the Effective Time shall become the officers of the Interim Surviving Entity, each to hold office in accordance with the certificate of incorporation and bylaws of the Interim Surviving Entity until their respective successors are duly appointed.
          (b) Final Surviving Entity. At the effective time of the Second Step Merger, the directors of the Interim Surviving Entity shall become the managers of the Final Surviving Entity, each to hold the office in accordance with the certificate of formation and limited liability agreement of the Final Surviving Entity until their respective successors are duly elected and qualified. At the effective time of the Second Step Merger, the officers of the Interim Surviving Entity immediately prior to the effective time of the Second Step Merger shall become the officers of the Final Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Final Surviving Entity until their respective successors are duly appointed.
     2.7 Effect of First Step Merger on Capital Stock of Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub One, the Company, or the holders of any shares of Company Capital Stock:
          (a) Merger Sub One Common Stock. Each share of Common Stock of Merger Sub One that is issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and non-assessable share of Common Stock of the Company as the Interim Surviving Entity, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Interim Surviving Entity. Each stock certificate of Merger Sub One shall thereupon evidence ownership of such shares of capital stock of the Company as the Interim Surviving Entity.

          (b) Company-Owned Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, each share of Company Capital Stock that is held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.
          (c) Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares shall be treated in accordance with the terms of Section 2.8.
          (d) Preferred Stock Conversion. Immediately prior to the Effective Time, each of the shares of Company Preferred Stock, other than the outstanding share of Company Series A-2.2 Preferred Stock, shall be converted into shares of Company Common Stock pursuant to the approval of the stockholders of the Company as set forth in the Stockholder Written Consent and Article IV Section B.3.b of the Company’s Certificate of Incorporation.
          (e) Company Capital Stock Generally. Upon the terms and subject to the conditions set forth in this Agreement, including the provisions of Section 2.10(a), the maximum aggregate consideration payable by Parent and the Merger Subs in the First Step Merger to Company Securityholders shall be an amount of cash equal to the Final Adjusted Closing Cash Consideration and a number of shares of Parent Common Stock equal to the Aggregate Stock Consideration. At the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, the Merger Subs, the Company or Company Stockholders, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock then held by the Company, and (ii) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, including the provisions of Section 2.10(a) the following consideration:
               (i) Company Series A-2.2 Preferred Stock. The share of Company Series A-2.2 Preferred Stock issued and outstanding immediately prior to the Effective Time (unless such share is a Dissenting Share) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series A-2.2 Preferred Stock, (A) the Series A-2.2 Stock Consideration and (B) the Series A-2.2 Cash Consideration.
               (ii) Company Common Stock. Each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock, (A) the Per Share Stock Consideration and (B) the Per Share Cash Consideration.
          (f) Treatment of Company Options, Restricted Shares and Company RSUs.
               (i) Unvested Company Options, Restricted Shares and Company RSUs. Each unvested (after giving effect to any vesting acceleration as a result of the Merger) Company Option and unvested (after giving effect to any vesting acceleration as a result of the Merger) Company RSU that is issued and outstanding immediately prior to the Effective Time, will be assumed by Parent and converted automatically into an option to purchase Parent Common Stock or a bookkeeping entry of restricted stock units representing Parent Common Stock (collectively, “Assumed Equity”), as the case may be, as set forth below. The Assumed Equity will continue to have, and be subject to, the same terms and conditions set forth in the Stock Plans and the agreements evidencing the grant thereof immediately prior to the Effective Time, including provisions with respect to vesting, except that (A) such Assumed Equity shall be exercisable for, or represent, that number of whole shares of Parent Common Stock equal to the product of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option, or that were represented by such Company RSU, immediately prior to the Effective Time, multiplied by (2) the Equity Exchange Ratio and rounded down to the nearest number of whole shares of Parent Common Stock, and (B) with regard to the assumed Company Options, the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Effective Time, divided by (y) the Equity Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the exercise price of the option, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in a manner that complies with Section 409A of the Code. Each unvested (after giving effect to any vesting acceleration as a result of the Merger) Restricted Share that is issued and outstanding immediately prior to the Effective Time, will be assumed by Parent and represent the right to receive the Merger Consideration payable to holders of Company Common Stock, as set forth in Section 2.7(e)(ii), provided, however, that any such Merger Consideration shall continue to have, and be subject to, the same terms and conditions set forth in the Stock Plans and the agreements to which the Restricted Shares were subject immediately prior to the Effective Time, including provisions with respect to vesting, repurchase rights, risk of forfeiture or similar conditions, and the payment of any cash portion of such Merger Consideration will be contingent upon the vesting of such Restricted Share.
               (ii) Vested Company Options and Company RSUs. Each vested (after giving effect to any vesting acceleration as a result of the Merger) Company Option and vested (after giving effect to any vesting acceleration as a result of the Merger) Company RSU that is issued and outstanding immediately prior to the Effective Time (collectively, the “Cancelled Equity”) shall, on the terms and subject to the conditions set forth in this Agreement, be cancelled and automatically converted into the right to receive (A) an amount of cash (without interest) equal to the product of (1) the Per Share Cash Consideration, multiplied by (2) the number of shares of Company Common Stock subject to such Cancelled Equity (the “Cash Payment”), plus (B) a number of shares of Parent Common Stock equal to (1) the Per Share Stock Consideration, multiplied by (2) the number of shares of Company Common Stock subject to such Cancelled Equity (the “Stock Payment”), minus (C) an amount in cash (or a reduction in the Stock Payment, valuing each share of Parent Common Stock at the Parent Common Stock Value, to the extent the Cash Payment is not sufficient) equal to (1) the exercise price per share of Company Common Stock subject to such Cancelled Equity that constitutes a Company Option multiplied by (2) the number of shares of Company Common Stock subject to such Company Option. The amount of cash each holder of Cancelled Equity is entitled to receive for the Cancelled Equity, shall be rounded to the nearest cent and computed after aggregating all cash for all shares subject to Cancelled Equity held by such holder.
          (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the First Step Merger, but in lieu thereof each Company Stockholder that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Company Stock Certificate(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.14, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 2.7(h) which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Common Stock Value.
          (h) Withholding Taxes. The Company and, on its behalf, Parent, the Final Surviving Entity and the Escrow Agent, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts that are required, in Parent’s reasonable judgment, to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement and to request any necessary Tax forms, including IRS Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any recipients of payments hereunder. Parent shall cause any amounts so deducted or withheld under this subsection to be timely paid to the appropriate authorities. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.
          (i) Loans. In the event that any Company Stockholder has outstanding loans from the Company as of the Effective Time, the cash consideration payable pursuant to this Section 2.7(i) to such Company Stockholder shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Company Stockholder’s loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 2.7(i). To the extent that any such consideration otherwise payable to such Company Stockholder is so reduced, such amount shall be treated for all purposes as having been paid to such Company Stockholder.
     2.8 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a Company Stockholder who has not effectively withdrawn or lost such Company Stockholder’s appraisal rights under the DGCL, or dissenters’ rights under the Corporations Code of the State of California (the “CCC”) to the extent applicable, (any such shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable Merger Consideration for such Company Stockholder’s shares of Company Capital Stock set forth in Section 2.7 hereof, but in lieu thereof, such Company Stockholder shall only be entitled to such rights as are provided by the DGCL or the CCC.
          (b) Notwithstanding the provisions of Section 2.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL and the CCC, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration for Company Capital Stock, as applicable, set forth in Section 2.7 hereof, without interest thereon, and upon surrender of the certificate representing such shares in accordance with the terms of Section 2.10 hereof.
          (c) The Company shall give Parent (i) prompt notice of any demand for appraisal or dissenters’ rights or other payment received by the Company pursuant to the applicable provisions of the DGCL or the CCC, and (ii) the opportunity to participate in (but not control) all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands or offer to settle or settle any such demands. Any material communication to be made by the Company to any stockholder of the Company with respect to such demands shall be submitted to Parent in advance and shall not be presented to any stockholder of the Company prior to the Company receiving Parent’s consent (not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, to the extent that Parent, the Interim Surviving Entity, the Final Surviving Entity or the Company (A) makes any payment or payments in respect of any Dissenting Shares or (B) incurs any Losses in respect of any Dissenting Shares (to the extent that in aggregate such payments under (A) and (B) are in excess of the portion of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with Section 2.7(e)(ii) of this Agreement, the “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments.

     2.9 Determination of Final Adjusted Closing Cash Consideration.
          (a) Preliminary Adjusted Closing Cash Consideration.
               (i) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent (A) a statement (the “Company’s Closing Working Capital Statement”) of the Company’s Working Capital as of the Closing Date immediately prior to the consummation of the transactions contemplated hereby (“Closing Working Capital,” which, as set forth in the Company’s Closing Working Capital Statement is the “Preliminary Closing Working Capital”) and itemized balances of cash, cash equivalents and restricted cash as of the Closing Date immediately prior to the consummation of the transactions contemplated hereby, and (B) the Company’s calculation of the Preliminary Adjusted Closing Cash Consideration (as defined below) based upon the Company’s Closing Working Capital Statement. The Company’s Closing Working Capital Statement (x) shall be prepared in accordance with the accounting policies, practices and procedures used to prepare the Financials, and the amounts set forth in the Company’s Closing Working Capital Statement shall be calculated in accordance with GAAP applied consistently with the accounting policies, practices and procedures used to prepare the Financials, and (y) shall fairly and accurately present the Company’s good faith estimate (based on reasonable assumptions) of Closing Working Capital immediately prior to the consummation of the transactions contemplated hereby. Company’s Closing Working Capital Statement shall be itemized showing each component of current assets and current liabilities and otherwise in reasonable detail and shall be accompanied by all supporting work papers used by the Company to compute such amounts.
               (ii) “Preliminary Adjusted Closing Cash Consideration” shall mean (A) One Hundred Ninety Million Dollars ($190,000,000), plus (B) the Aggregate Option Exercise Price, minus (C) an amount equal to any unpaid Estimated Third Party Expenses and Estimated Change of Control Fees that are not otherwise reflected in the calculation of Preliminary Closing Working Capital, (D) minus (1) the amount by which the cash, cash equivalent and restricted cash balance on the Company’s Closing Working Capital Statement is less than Thirty-Two Million Dollars ($32,000,000) or plus (2) the amount by which the cash, cash equivalent and restricted cash balance on the Company’s Closing Working Capital Statement exceeds Thirty-Two Million Dollars ($32,000,000) and (E) minus (1) the amount, if any, by which Preliminary Closing Working Capital is less than Three Million Dollars ($3,000,000) or plus (2) the amount, if any, by which Preliminary Closing Working Capital exceeds Four Million Dollars ($4,000,000) (it being understood that, in the event that Preliminary Closing Working Capital is between Three Million Dollars ($3,000,000) and Four Million Dollars ($4,000,000), then there shall be no adjustment to Preliminary Adjusted Closing Cash Consideration pursuant to this clause (E)).
          (b) Final Adjusted Closing Cash Consideration.
               (i) Parent shall, within ninety (90) calendar days following the Closing Date, prepare (or cause to be prepared) and delivered to the Representative (A) a statement (“Parent’s Closing Working Capital Statement”) of Closing Working Capital and itemized balances of cash, cash equivalent and restricted cash as of the Closing Date, and (B) Parent’s calculation of the Final Adjusted Closing Cash Consideration (as defined below) based upon Parent’s Closing Working Capital Statement. Parent’s Closing Working Capital Statement (x) shall be prepared in accordance with the accounting policies, practices and procedures used to prepare the Financials, and the amounts set forth in the Parent’s Closing Working Capital Statement shall be calculated in accordance with GAAP applied consistently with the accounting policies, practices and procedures used to prepare the Financials, and (y) shall fairly and accurately present Parent’s good faith estimate (based on reasonable assumptions) of Closing Working Capital immediately prior to the consummation of the transactions contemplated hereby. Parent’s Closing Working Capital Statement shall be itemized showing each component of current assets and current liabilities and otherwise in reasonable detail and shall be accompanied by all supporting work papers used by Parent to compute such amounts.
               (ii) In the event that the Representative shall disagree with any item(s) or amount(s) set forth in Parent’s Closing Working Capital Statement within forty-five (45) calendar days following the Representative’s receipt of Parent’s Closing Working Capital Statement, the Representative

may deliver a notice of such disagreement (a “Post-Closing Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Representative, (B) the Representative’s calculation of each such item or amount, (C) the Representative’s good faith estimate of Closing Working Capital after giving effect to the Representative’s calculation of each such disputed item or amount, and (D) the Representative’s calculation of the Final Adjusted Closing Cash Consideration (as defined below) after giving effect to the Representative’s good faith estimate of Closing Working Capital. Parent shall provide the Representative with reasonable access during normal business hours to the books and records and personnel of the Company or Parent relating to preparation of the Parent’s Closing Working Capital Statement. The Representative shall be deemed to have irrevocably consented and agreed, for and on behalf of the Company Stockholders, to each item and amount set forth in Parent’s Closing Working Capital Statement if the Representative shall fail to validly deliver a Post-Closing Notice of Dispute, pursuant to this Section 2.9(b)(ii), setting forth the disputed items or amounts prior to the expiration of the foregoing forty-five (45) calendar day period. In the event that the Representative shall validly deliver to Parent a Post-Closing Notice of Dispute pursuant to this Section 2.9(b)(ii), Parent may (in its sole and absolute discretion) either: (1) elect to negotiate any disputed item(s) and amount(s) in order to determine the Final Adjusted Closing Cash Consideration, or (2) refer any disputed item(s) and amount(s) to the Independent Accounting Firm pursuant to Section 2.9(b)(iv)(B) hereof for resolution in accordance with the terms and conditions thereof.
               (iii) In the event that Parent and the Representative shall reach agreement, within forty-five (45) calendar days following Parent’s receipt of a Post-Closing Notice of Dispute validly delivered by the Representative pursuant to Section 2.9(b)(ii) hereof, on all disputed items and amounts set forth in a Post-Closing Notice of Dispute validly delivered by the Representative pursuant to Section 2.9(b)(ii) hereof, then:
                    (A) Parent and the Representative shall execute a memorandum setting forth (1) the resolved item(s) and/or amount(s), and (2) Closing Working Capital, as calculated based on the resolved item(s) and amount(s); and
                    (B) “Final Closing Working Capital” shall be determined based upon the Closing Working Capital, as so agreed by Parent and the Company.
               (iv) In the event that Parent and the Representative are unable to reach agreement, within thirty (30) calendar days following Parent’s receipt of a Post-Closing Notice of Dispute validly delivered by the Representative pursuant to Section 2.9(b)(ii) hereof, on all of the disputed item(s) or amount(s) set forth in a Post-Closing Notice of Dispute validly delivered by the Representative pursuant to Section 2.9(b)(ii) hereof, then:
                    (A) if applicable, Parent and the Representative shall execute a memorandum setting forth (1) the resolved item(s) and/or amount(s), if any, and (2) the item(s) or amount(s) that remain in dispute following such negotiations;
                    (B) Parent and the Representative shall submit all remaining disputed item(s) and amount(s) to a nationally recognized accounting firm that is mutually agreeable to both parties (the “Independent Accounting Firm”) for resolution in accordance with the terms and conditions hereof. Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those items and amounts as to which there is a dispute between Parent and the Representative, and (3) be instructed to reach its conclusions regarding any such dispute within thirty (30) calendar days after its appointment and provide a written explanation of its decision. In the event that Parent and the Representative submit any disputed item(s) or amount(s) to an Independent Accounting Firm pursuant to this Section 2.9(b)(iv), each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to any such disputed item or amount, which shall be considered by such Independent Accounting Firm as it deems appropriate. The fees and expenses of the Independent Accounting Firm (the “Independent Accounting Firm Expenses”) shall be borne by Parent and the Representative (solely on behalf of the Company Stockholders) in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful. The Independent Accounting Firm shall determine all disputed item(s) and amount(s) and its decision in respect thereof shall be final and binding upon Parent and the Company Stockholders; and
                    (C) “Final Closing Working Capital” shall be determined based upon: (1) the agreement of Parent and the Representative in respect of any disputed items or amounts, as set forth in the memorandum delivered by Parent and the Representative pursuant to clause (A) of this Section 2.9(b)(iv) hereof, in respect of each item and amount that is agreed upon by Parent and the Representative prior to the expiration of the applicable forty-five (45) calendar day period set forth in Section 2.9(b)(ii) hereof following the Representative’s valid delivery of a Post-Closing Notice of Dispute pursuant to Section 2.9(b)(ii) hereof; and (2) the resolution of any disputed items or amounts resolved by the Independent Accounting Firm pursuant to clause (B) of this Section 2.9(b)(iv).
               (v) On the basis of the foregoing, for all purposes of and under this Agreement, “Final Adjusted Closing Cash Consideration” shall mean (A) Preliminary Adjusted Closing Cash Consideration and (B) either minus (1) the amount, if any, by which Preliminary Closing Working Capital exceeds the Final Closing Working Capital, or plus (2) the amount, if any, by which the Final Closing Working Capital exceeds the Preliminary Closing Working Capital.
     2.10 Closing Payment Procedures.
          (a) Escrow Amount Deposit. As soon as practicable following the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount pursuant to the terms and subject to the conditions set forth herein and in an escrow agreement, in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”). Parent shall be deemed to have contributed with the Escrow Agent, with respect to each Company Stockholder, each such Company Stockholder’s Pro Rata Portion of the Escrow Amount, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up) and rounded down to the nearest share.
          (b) Closing Payments.
               (i) Promptly following the Closing Date, but in no event later than three (3) Business Days after the Closing Date, Parent or its agent shall mail a letter of transmittal in substantially the form attached hereto as Exhibit E (the “Letter of Transmittal”) to each Company Stockholder at the address set forth opposite each such Company Stockholder’s name on the Spreadsheet. The Letter of Transmittal shall include, among other things, an acknowledgement by the Company Stockholder that, by executing the Letter of Transmittal, such Company Stockholder agrees to be bound by all of the terms and conditions contained in Article VIII of this Agreement.
               (ii) Upon surrender of a certificate that formerly represented their respective shares of Company Capital Stock (the “Company Stock Certificates”) for cancellation to Parent or its agent, together with the Letter of Transmittal and any other instruments that Parent or its agent requests (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the Company Stockholder shall be entitled to promptly receive from Parent or its agent in exchange therefor, that portion of the Aggregate Stock Consideration and the Final Adjusted Closing Cash Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate and/or Cancelled Equity have been converted pursuant to Section 2.7 hereof (determined, solely for purposes of this Section 2.10(b), as if the Final Adjusted Closing Cash Consideration equaled the Preliminary Adjusted Closing Cash Consideration ), less each Company Stockholder’s Pro Rata Portion of the Escrow Amount contributed with the Escrow Agent with respect to such holder pursuant to Section 2.10(a) hereof. Parent or its agent shall deliver the consideration specified in the preceding sentence to a Company Stockholder promptly following the receipt by Parent or its agent of such Company Stockholder’s Company Stock Certificates and/or Exchange Documents, duly completed and validly executed in accordance with the instructions thereto. Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Merger Consideration (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7 hereof.
          (c) Post-Closing Payments. As soon as practicable following the determination of the Final Adjusted Closing Cash Consideration pursuant to Section 2.9(b) hereof, the following shall occur:
               (i) in the event that the Final Adjusted Closing Cash Consideration is less than Preliminary Adjusted Closing Cash Consideration (the “Shortfall Amount”), Parent and the Representative shall instruct the Escrow Agent to promptly release from the Indemnity Escrow Fund and deliver to Parent an amount in cash equal to the Shortfall Amount; and
               (ii) in the event that the Final Adjusted Closing Cash Consideration exceeds the Preliminary Adjusted Closing Cash Consideration (the “Excess Amount”), Parent shall promptly deliver, or have its agent deliver, an amount of cash equal to the Excess Amount for payment to the Company Stockholders in accordance with their respective Pro Rata Portions; provided, however, that with respect to any Company Stockholder that has not previously surrendered and delivered Company Stock Certificates and/or Exchange Documents, as the case may be, in accordance with Section 2.10(b)(ii), the portion of such Excess Amount applicable to such Company Capital Stock shall instead be held by Parent or its agent on behalf of such Company Stockholder until such Company Stock Certificates and/or Exchange Documents have been so surrendered.
     2.11 No Further Ownership Rights in Company Capital Stock. The amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Entity or the Final Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.
     2.12 No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Subs, the Interim Surviving Entity, the Final Surviving Entity or any party hereto shall be liable to a holder of any shares of Company Capital Stock for any amount paid to a public official to the extent required by any applicable abandoned property, escheat or similar Law.
     2.13 Transfers of Ownership. If any payments are to be disbursed to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
     2.14 Surrender of Certificates; Lost, Stolen or Destroyed Certificates. No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Exchange Documents pursuant hereto. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7 hereof; provided, however, that Parent or its agent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct, or (b) provide an indemnification agreement in a form and substance acceptable to Parent or its agent, against any Claim that may be made against Parent or its agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     2.15 Additional Adjustments to Merger Consideration. The Aggregate Stock Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.
     2.16 Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Subs, and the officers and directors of the Company, the Interim Surviving Entity, the Final Surviving Entity and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and reasonably necessary action.
     2.17 Release of Escrow Fund. The Escrow Fund shall be promptly released to the Company Stockholders in accordance with their respective Pro Rata Portions eighteen (18) months following the Closing Date, subject to holdback of any amounts that are set forth in a then-unresolved Claim Certificate. Upon the resolution of any such unresolved Claim Certificate, the remainder of the Escrow Fund shall be promptly released to the Company Stockholders in accordance with their respective Pro Rata Portions and the terms of the Escrow Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedule of the Company addressed to Parent and Merger Subs, dated as of the date hereof and delivered to Parent and Merger Subs concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”), referencing a representation or warranty herein (it being understood that (i) the Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Article III, (ii) the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify the applicable representations and warranties in the corresponding section or subsection of this Article III and, in addition, the representations and warranties in other sections or subsections in this Article III to the extent it is reasonably apparent on the face of such disclosures that such disclosures are applicable to such other sections or subsections, and (iii) such disclosures in the Company Disclosure Schedule relating to the representations and warranties in this

Article III shall also be deemed to be representations and warranties made by the Company under this Article III), the Company represents and warrants to Parent and Merger Subs as follows:
     3.1 Organization of the Company.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing (to the extent the concept of good standing is recognized by such jurisdiction) as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to be material to the Company. Section 3.1(a) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has employees or facilities. The Company has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The board of directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
          (b) Section 3.1(b) of the Company Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the documents or Contracts pursuant to which such directors and officers have such rights, and also separately lists any other former director or officer of the Company with rights to indemnification from the Company (other than with respect to Company Products), and the documents or Contracts pursuant to which any such Person has such rights. Section 3.1(b) of the Company Disclosure Schedule sets forth the trade names of the Company used by it in conducting the operations now being conducted by the Company, and any other trade names of the Company used by it at any time prior to the date hereof.
     3.2 Company Capital Structure.
          (a) The Company Capital Stock consists of 38,500,000 shares of Company Common Stock, of which 3,736,485 shares of Company Common Stock are issued and outstanding as of the date hereof, and 18,998,389 shares of Company Preferred Stock, of which (i) 11,363,661 shares of Company Preferred Stock are designated as Company Series A-1 Preferred Stock, of which 11,363,661 shares of Company Series A-1 Preferred Stock are issued and outstanding as of the date hereof, (ii) 512,901 shares of Company Preferred Stock are designated as Company Series A-2.1 Preferred Stock, of which 512,901 shares of Company Series A-2.1 Preferred Stock are issued and outstanding as of the date hereof, (iii) 1 share of Company Preferred Stock is designated as Company Series A-2.2 Preferred Stock, and 1 share of Company Series A-2.2 Preferred Stock is issued and outstanding as of the date hereof, (iv) 27,557 shares of Company Preferred Stock are designated as Company Series A-3 Preferred Stock, of which 27,557 shares of Company Series A-3 Preferred Stock are issued and outstanding as of the date hereof, (v) 21,275 shares of Company Preferred Stock are designated as Company Series A-4 Preferred Stock, of which 21,275 shares of Company Series A-4 Preferred Stock are issued and outstanding as of the date hereof, (vi) 99 shares of Company Preferred Stock are designated as Company Series A-5 Preferred Stock, of which 99 shares of Company Series A-5 Preferred Stock are issued and outstanding as of the date hereof, (vii) 479,436 shares of Company Preferred Stock are designated as Company Series A-6 Preferred Stock, of which 444,944 shares of Company Series A-6 Preferred Stock are issued and outstanding as of the date hereof, (viii) 5,121,952 shares of Company Preferred Stock are designated as Company Series B-1 Preferred Stock, of which 5,121,952 shares of Company Series B-1 Preferred Stock are issued and outstanding as of the date hereof, and (ix) 1,471,507 shares of Company Preferred Stock are designated as Company Series C-1 Preferred Stock, of which 1,459,586 shares of

Company Series C-1 Preferred Stock are issued and outstanding as of the date hereof. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Company Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 3.2(a) of the Company Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by Law, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.
          (b) All currently and formerly outstanding shares of Company Capital Stock, options or warrants to purchase Company Capital Stock have been validly issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in material compliance with all applicable Laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in all material respects in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents or any other agreements or arrangements to which the Company is a party. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.
          (c) Section 3.2(c) of the Company Disclosure Schedule sets forth for all holders of Restricted Shares as of the date hereof, the name of the holder of such Restricted Shares, the repurchase price of such Restricted Shares, the date of purchase of such Restricted Shares and the vesting schedule for such Restricted Shares, including the extent vested as of the date hereof, whether the vesting of such Restricted Shares is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a description of the material terms of any such acceleration provisions).
          (d) Except for the Stock Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement providing for equity compensation to any person that has not been listed in Section 3.2(d) of the Company Disclosure Schedule. The Company has reserved 9,413,821 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock upon the exercise of options or vesting of Company RSUs granted under the Stock Plans, of which (i) 5,702,279 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options or the vesting of Company RSUs granted under the Stock Plans and (ii) 300,455 shares remain available for future grant as of the date hereof. Section 3.2(d) of the Company Disclosure Schedule sets forth for each outstanding Company Option and Company RSU as of the date hereof, the name of the holder of Company Options or Company RSUs, the type of entity of such holder if such holder is not an individual, the Stock Plan under which such holder was granted such Company Options or Company RSUs, the number of shares of Company Capital Stock issuable upon the exercise of such Company Options or Company RSUs, the exercise price of such Company Options, the date of grant of such Company Options or Company RSUs, the vesting schedule for such Company Options or Company RSUs, whether the vesting of such Company Options or Company RSUs is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a description of the material terms of such acceleration provisions), whether such Company Options is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, whether such Company Options is early exercisable, and whether such Company Options is subject to Section 409A of the Code. True and complete copies of all forms of agreements and instruments relating to or issued under the Stock Plans have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof made available to Parent. Except for the Company Options or Company RSUs listed on Section 3.2(d) of the Company Disclosure Schedule, as of the date hereof, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation right, phantom stock, profit participation, or other similar rights with respect to the Company.
          (e) There are no outstanding loans made by the Company to any stockholders of the Company or to any current or former Employee.
          (f) Except as contemplated hereby, the Company is not a party to any, and to the Knowledge of the Company there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the First Step Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
     3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity in which the Company owns, any shares of capital stock or holds any interest in, or otherwise controls, or has controlled, directly or indirectly, and lists each Subsidiary of the Company. Each entity listed on Section 3.3 of the Company Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the Laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including Taxes, with respect to any such entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary and where the failure to be so qualified is reasonably likely to be material to the Company and its Subsidiaries, taken as a whole. A true and correct copy of each Subsidiary’s charter documents and, if applicable, bylaws, each as amended to date and in full force and effect on the date hereof, has been made available to Parent. Section 3.3 of the Company Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement. The operations now being conducted by each Subsidiary listed on Section 3.3 of the Company Disclosure Schedule are not now and have never been conducted under any other name other than the trade names listed on Section 3.1(b) of the Company Disclosure Schedule. All of the outstanding shares of capital stock of each Subsidiary listed on Section 3.3 of the Company Disclosure Schedule are owned of record and beneficially by the Company or a Subsidiary of the Company. All outstanding shares of stock of each such Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights in the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary listed on Section 3.3 of the Company Disclosure Schedule is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries listed on Section 3.3 of the Company Disclosure Schedule. The Company has not agreed or is obligated to make any future investment in, or capital contribution to, any Person.
     3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval and adoption of this Agreement and the approval of the transactions contemplated hereby by the stockholders of the Company. The vote required to approve and adopt this Agreement, and to approve the First Step Merger and the other transactions contemplated hereby by the stockholders of the Company is set forth in Section 3.4 of the Company Disclosure Schedule. The board of directors of the Company has (a) unanimously resolved that the First Step Merger is advisable and in the best interests of the Company and its stockholders, and (b) unanimously approved the Agreement, the Merger and the transactions contemplated hereby. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.
     3.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, as amended, (b) any Material Contract, or (c) any Law applicable to the Company or any of its properties or assets (whether tangible or intangible), except in the case of clause (b) or (c), as is not and would not reasonably be expected be, material or result in material liability to the Company. Section 3.5 of the Company Disclosure Schedule sets forth all necessary consents, notices, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the First Step Merger or, if the Second Step Merger is completed as provided in Section 2.1(c), the Second Step Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time, and after the Second Step Merger is effective, so as to preserve all rights of, and benefits to, the Company (or the Final Surviving Entity) under such Contracts from and after the Effective Time, and if the Second Step Merger is effective. Following the Effective Time, and if the Second Step Merger is effective, the Interim Surviving Entity or the Final Surviving Entity, as applicable, will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
     3.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (b) the approval and adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company, (c) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice

(“DOJ”) required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign Laws applicable to mergers or acquisitions, and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.
     3.7 Company Financial Statements. Section 3.7 of the Company Disclosure Schedule sets forth the Company’s (a) consolidated balance sheets as of December 31, 2008 and December 31, 2009 (with December 31, 2009 as the “Balance Sheet Date”), and the related consolidated statements of operations, cash flow and stockholders’ equity for the three year period then ended on the Balance Sheet Date (the “Audited Financials”), and (b) unaudited consolidated balance sheet as of March 31, 2010, and the related unaudited consolidated statements of operations for the three months then ended (the “Interim Financials,” and, together with the Audited Financials, the “Financials”), which Audited Financials have been audited by PricewaterhouseCoopers LLP, the Company’s independent auditors (the “Company Auditors”). The Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and, if applicable, cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet contained in the Interim Financials is referred to hereinafter as the “Current Balance Sheet.” The Company has not had any disagreement (as such term is defined in Item 304 of Regulation S-K) with the Company Auditors or any of its other auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K). The Company has identified all material uncertain Tax positions contained in all Returns filed by the Company, and has established adequate reserves in all material respects and made appropriate disclosures in the Audited Financials, in each case in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.
     3.8 Internal Controls. The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials) in all material respects, including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company, (b) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP in all material respects, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company, and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company nor the Company Auditors has identified or been made aware of (i) any material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company management or other employees, consultants or contractors who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any meritorious Claim or meritorious allegation regarding any of the foregoing.

     3.9 No Undisclosed Liabilities. The Company has no material liability, indebtedness, obligation, expense, Claim, deficiency, guaranty or endorsement of any type, whether known or unknown, accrued or unaccrued, absolute or contingent, disputed or undisputed, secured or unsecured, joint or several, matured or unmatured, due or to become due, vested or unvested, executory, determined, determinable or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for (a) those which have been reflected in the Current Balance Sheet, (b) those that have arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet and prior to the date hereof and that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, (c) after the date hereof, those resulting from any of the activities permitted under Section 5.2 that have arisen in the ordinary course of business consistent with past practices, or (d) Third Party Expenses and Change of Control Fees.
     3.10 No Changes. Since March 31, 2010 through the date hereof, and except for the Merger and the other transactions contemplated by the Agreement and any Related Agreement, (a) the business of the Company has been conducted in the ordinary course of business consistent with past practice; (b) there has not been any Company Material Adverse Effect; and (c) there has not been any action or event, nor any authorization, commitment or agreement by the Company with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 5.2 hereof.
     3.11 Accounts Receivable.
          (a) The Company has made available to Parent a list of all accounts receivable, whether billed or unbilled, of the Company as of the date of the Current Balance Sheet, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.
          (b) All of the accounts receivable of the Company reflected on the Current Balance Sheet arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of the Company, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No Person has any Lien on any accounts receivable of the Company and no request or agreement for material deduction or discount has been made with respect to any such accounts receivable of the Company.
     3.12 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, provincial, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions, installments and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.12(a) as a result of being or having been a member of an Affiliated Group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.12(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

          (b) Tax Returns and Audits.
               (i) The Company has (A) prepared and timely filed all required Returns relating to any and all Taxes concerning or attributable to the Company or its operations, and such Returns in all material respects are true and correct and have been completed in accordance with applicable Law and (B) timely paid all Taxes required to be paid, whether or not shown to be due on such Returns. The Company has made available to Parent copies of all Returns for the Company filed for all periods for which the applicable statute of limitations has not expired.
               (ii) The Company has registered with all appropriate Tax authorities and has reported, withheld and remitted, as applicable, with respect to its Employees, stockholders and other third parties and from any other Person, all U.S. federal, state, provincial and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be reported, withheld and remitted, as applicable, and has timely paid over such withheld amounts to the appropriate authorities.
               (iii) The Company is not delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.
               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed in writing by any Tax authority to the Company or any of its representatives. No Claim has ever been made that the Company is or may be subject to taxation by a jurisdiction in which it does not file a Return.
               (v) The Company does not have any liabilities for unpaid Taxes as of March 31, 2010, which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise. The Company has not incurred any liability for Taxes since such date other than in the ordinary course of business.
               (vi) The Company has not (A) ever been a member of an Affiliated Group (other than an Affiliated Group of which the Company is the common parent), (B) ever been a party to any Tax sharing, indemnification or allocation agreement or arrangement, nor does the Company owe any amount pursuant to such an agreement or arrangement, (C) any liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law, and including any arrangement for group or consortium relief or similar arrangement) other than any member of an Affiliated Group of which the Company is the common parent, as a transferee or successor, by Contract, by operation of Law or otherwise and (D) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
               (vii) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (viii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (ix) The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011, or any similar transaction under any provision of applicable Law.

               (x) The Company is and has at all times been resident for Tax purposes in its country of incorporation or formation, and is not and has not been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a branch, permanent establishment, place of business or source of income in that country. The Company is not liable for any Tax as the agent of any other Person, business or enterprise or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.
               (xi) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period (or portion thereof ending after the Closing), in each case in excess of the amount of net operating loss carryovers or the income equivalent of tax credit carryovers of the Company that are available to currently offset any increase in taxable income, as a result of (A) any change in method of accounting made prior to the Closing, (B) closing agreement under Section 7121 of the Code executed prior to the Closing, (C) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (B) and (C), under any similar provision of applicable Law), (D) installment sale or open transaction disposition consummated prior to the Closing, or (E) prepaid amount received prior to the Closing.
               (xii) The tax basis of the Company in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on its Tax books and records.
               (xiii) The Company has made available to Parent all documentation relating to, and the Company is in compliance in all material respects with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order with respect to the Company as applicable (each a “Tax Incentive”). To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
               (xiv) The Company is in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.
               (xv) The Company has in its possession official foreign receipts for any Taxes paid by it, for which receipts are ordinarily provided to any foreign Tax authorities.
               (xvi) The Company has disclosed on its federal income Tax Returns all positions taken therein which could give rise to understatement of Tax within the meaning of Section 6662 of the Code.
               (xvii) No stockholder of the Company holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Company Stockholder of any portion of the Merger Consideration payable pursuant to this Agreement will result in compensation or other income to such Company Stockholder with respect to which Parent or the Company would be required to deduct or withhold any Taxes.
          (c) Loss of Compensation Deduction. There is no Contract, plan or arrangement to which the Company or any ERISA Affiliate is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.

          (d) Section 280G. None of the Company or any ERISA Affiliate has made any payments to any Employee and none is a party to any agreement, plan, arrangement or other contract with any current or former Employee to make payments individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its ERISA Affiliates is bound to compensate any current or former Employee for excise taxes paid pursuant to Section 4999 of the Code.
          (e) Section 409A. Section 3.12(e) of the Company Disclosure Schedule lists each current Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been operated since January 1, 2005 in operational compliance in all material respects with Section 409A of the Code and the guidance and regulations thereunder (“Section 409A”) and has been, since January 1, 2009, in documentary compliance in all material respects with Section 409A. No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any current or former Employee on or after January 1, 2005 and/or that vested and became exercisable after January 1, 2005, (i) that has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (ii) that has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A). No compensation shall be reportable as nonqualified deferred compensation or includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any arrangements or agreements in effect as of the Effective Time. There is no Contract, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any current or former Employee, which individually or collectively could require the Company or any of its ERISA Affiliates to pay a Tax gross up payment to, or otherwise indemnify, any current or former Employee for Tax-related payments under Section 409A.
     3.13 Restrictions on Business Activities. There is no Contract, plan or arrangement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company in any material respects, or otherwise limiting the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any Person. Without limiting the generality of the foregoing, the Company is not a party to any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its Technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     3.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto.
          (b) The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases and agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all written amendments, terminations and modifications thereof and the material terms of any unwritten amendments, terminations or modifications thereof (“Lease Agreements”). All such Lease Agreements are in full force and effect, and there is not, under any of such Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), and no rentals are past due. The Company has not received any written, or to the Company’s Knowledge, any other notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Lease Agreement. The Company currently occupies all of the Leased Real Property for operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company is not party to any real estate brokerage agreements or owe brokerage commissions or finders fees with respect to any real property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.
          (c) The Leased Real Property is in good operating condition and repair, subject to normal wear and tear, free from any material structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the business as presently conducted in all material respects. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. The Company has not received any written notice of any eminent domain, condemnation or similar action. To the Company’s Knowledge, (i) there are no Laws as of the date hereof in existence or under active consideration as of the date hereof by any Governmental Entity which could require the tenant of any Leased Real Property to make any expenditure in excess of $50,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) to the Company’s Knowledge, assuming the expiration of the terms of al Lease Agreements as of the date of this Agreement, the Company is not required to expend more than $100,000 in the aggregate under all Lease Agreements to restore the Leased Real Property to the condition required under the Lease Agreement.
          (d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet.
          (e) The material equipment owned or leased by the Company in all material respects (i) is adequate for the conduct of the business of the Company as currently conducted, and (ii) is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

     3.15 Intellectual Property.
          (a) Section 3.15(a) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of all Registered Intellectual Property owned by, filed in the name of, or licensed exclusively to, the Company, indicating for each item the registration or application number and the applicable filing jurisdiction (the “Company Registered Intellectual Property”). All Company Registered Intellectual Property has not expired, been cancelled, or abandoned. All Company Registered Intellectual Property that is not an application is valid, subsisting and enforceable.
          (b) Section 3.15(b) of the Company Disclosure Schedule sets forth all actions that must be taken by the Company within one hundred and twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees, or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property. The Company has not claimed “small business status” on any application for any Company Registered Intellectual Property.
          (c) Neither the Company, nor any of its representatives have misrepresented, or failed to disclose, and to Company’s Knowledge, there have not been any misrepresentations of or failures to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application, or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.
          (d) All Company Intellectual Property and Technology is owned exclusively by the Company free and clear of all Liens. The Company has not transferred ownership of, or granted any exclusive rights of, any Intellectual Property Rights that are or were Company Intellectual Property. Following the Closing and the consummation of the Second Step Merger, all Company Intellectual Property will be fully transferable, alienable or licensable by the Final Surviving Entity and/or Parent without restriction and without payment of any kind to any Person. No Intellectual Property Rights or Technology is jointly owned by the Company, on the one hand, with any Person, on the other hand.
          (e) Neither the Company Products, nor the past or current conduct or operations, or the conduct of the business by Parent following the Closing to the extent conducted in substantially the same manner, including new products being released in substantially the same manner, as such business was conducted by Company prior to the Closing, of the business of the Company has, is or will, infringe or misappropriate the Intellectual Property Rights of any third party, or has, is or will, violate any right of any Person (including any right to privacy or publicity), or has, is or will, constitute unfair competition or trade practices under the Laws of any jurisdiction. No Litigation Claim has been asserted against the Company by, and the Company has not received notice from any third party, alleging that any Company Product or the operation or conduct of the business of the Company infringes or misappropriates the Intellectual Property Rights of any third party, violates the rights of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the Laws of any jurisdiction. The Company has not and does not falsely mark any unpatented article that is or was a Company Product and has been and is in compliance with 35 U.S.C. § 292(a).
          (f) To the Knowledge of the Company, no Person is misappropriating, infringing, diluting or violating any material Company Intellectual Property. The Company has not brought any Litigation Claims before any Governmental Entity against any Person with respect to any Company Intellectual Property. No Trademarks which are Company Intellectual Property have been or are now involved in any opposition or cancellation proceedings, nor, to the Knowledge of the Company, are any such proceedings threatened.
          (g) In each case in which Company has engaged or hired a third party to develop or create any Intellectual Property Rights for the Company, or the Company has acquired or sought to acquire ownership of any Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights, to the fullest extent permitted by applicable law (including the right to seek past and future damages with respect thereto) to the Company, and where such Intellectual Property Right is Registered Intellectual Property, the Company has recorded each such assignment with the appropriate Governmental Entity.
          (h) The Company has taken commercially reasonable measures necessary to protect its Trade Secrets and the Trade Secrets of any third party provided to the Company. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each Employee, consultant and independent contractor involved in the creation of Intellectual Property Rights for the Company to execute proprietary information, confidentiality and invention assignment agreement substantially in the form attached hereto as Exhibit F (each a “Proprietary Information Agreement”), and all current and former Employees, consultants and independent contractors of the Company involved in the creation of Intellectual Property Rights for the Company have executed such or a substantially similar agreement. Copies of all such agreements with employees, consultants and independent contractors have been made available to Parent. Each of the Executive Employees and Key Employees has executed an agreement, a copy of which has been made available to Parent, assigning, without reservation, to the Company, all of such Executive Employee’s or Key Employee’s Intellectual Property Rights related to the business of the Company.
          (i) Section 3.15(i) of the Company Disclosure Schedule lists all Contracts pursuant to which a third party has licensed or granted any right to the Company with respect to any Intellectual Property Rights (“In-Licenses”), where such third party Intellectual Property Rights have been incorporated into the Company’s Products, or is part of tools used in the development of the Company’s Products, other than (i) Shrink-Wrap Code, (ii) licenses for Open Source Materials, and (iii) Proprietary Information Agreements described in Section 3.15(h). The Company is not, and following the Closing and the consummation of the Second Step Merger, neither the Final Surviving Entity, nor Parent will be, required to make or accrue any royalty or other payment in excess of $100,000 per year, to any third party in connection with the business of the Company or any Company Product.
          (j) Section 3.15(j) of the Company Disclosure Schedule lists all Contracts pursuant to which the Company has granted any Person any rights or licenses, to any Company Intellectual Property or Company Products (including rights to use, distribute or resell any Company Products) or has agreed to or is required to, provide or perform any services related to any Company Product (“Out-Licenses,” and, together with the In-Licenses, the “IP Contracts”), other than (i) agreements which are no longer in effect except where the licenses granted survived termination of such agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including maintenance and support agreements) of Company Products to end-users, in each case, pursuant to a written Contract that has been entered into in the ordinary course of business that does not materially differ from the Company’s standard forms which are included in Section 3.15(j) of the Company Disclosure Schedule.
          (k) All IP Contracts are in full force and effect. The Company is not, nor, to the Knowledge of the Company, is any other party to any IP Contract, in breach of any IP Contract that is material to the business of the Company. Neither this Agreement nor the consummation of the transactions contemplated hereby and the Second Step Merger will (i) violate or result in the breach, modification, cancellation, termination, or suspension of any IP Contract; (ii) result in the release of any source code for any Company Products or in the granting of any right or licenses to any Company Intellectual Property to any third party; (iii) result in Parent or the Final Surviving Entity being required to grant to any third party any rights to any Intellectual Property Rights (other than those acquired as a result hereof) owned by, or licensed to, any of them; or (iv) subject the Company, the Final Surviving Entity or Parent to any non-compete or other material restriction on the operation or scope on its business. There are no disputes regarding the scope of any IP Contract, or performance under such IP Contract, including with respect to any payments to be made or received by the Company thereunder. Following the Closing and the consummation of the Second Step

Merger, Parent will be permitted to exercise all of the Company’s rights under all IP Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional consideration other than fees, royalties or payments, which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred.
          (l) Section 3.15(l) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Products.
          (m) No Claim has been made by any third party, or is pending, against the Company, and no notice of any such Claim has been received by, Company, with respect to any Company Products (including with respect to any delay, defect, deficiency of any product, or quality of any service), which Claims, when taken in the aggregate, exceed reserves for such Claims set forth in the Company’s financial statements, and to the Company’s Knowledge, there is no reasonable basis for any present or future such complaint or Claim. Each Company Product (including any service provided) has been and is in conformity with all applicable contractual commitments and all express and implied warranties and specifications.
          (n) No Company Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) enable or assist any person to access without authorization or disable or erase the Company Products, or (ii) otherwise significantly adversely affect the functionality of the Company Products (“Contaminants”).
          (o) All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in conformity with the terms and requirements of all applicable warranties and other IP Contracts and with all applicable Laws.
          (p) The Company has information technology systems sufficient to operate the business as it is currently conducted and as contemplated to be conducted. The Company has taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Company are free from Contaminants. The Company has appropriate disaster recovery plans, procedures and facilities for the business and has taken all reasonable steps consistent with (or exceeding) industry standards to safeguard the information technology systems utilized in the operation of the business of the Company as it is currently conducted or contemplated to be conducted. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of its information technology systems.
          (q) Section 3.15(q)(i) of the Company Disclosure Schedule lists all Open Source Materials used in, distributed or provided with any Company Product, and describes (1) the manner in which such Open Source Material was used, (2) whether (and, if so, how) the Open Source Material was modified by or for the Company, (3) whether the Open Source Material was or is distributed by or for, or otherwise provided by or for, the Company, and (4) how such Open Source Material is integrated with or interacts with the Company Products or any portion thereof. Except as set forth in Section 3.15(q)(ii) of the Company Disclosure Schedule, the Company has not: (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Products; (ii) distributed or provided Open Source Materials in conjunction with, or for use with, any Company Products; or (iii) used Open Source Materials, in the case of each of (i), (ii) or (iii) in a manner that (A) requires or purports to require any Company Products, any portion thereof, or any other Company Intellectual Property to be subject to Copyleft Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof); or (B) causes, or purports to cause, any Trade Secret of the Company to become publicly disclosed. The Company is in full compliance with all licenses for Open Source Materials applicable thereto, including without limitation any and all copyright notice and attribution requirements.
          (r) Except as Section 3.15(r) of the Company Disclosure Schedule, The Company has not licensed or granted a third party the right to obtain any source code for software that is or that is in any Company Product, including in any such case, any conditional right to access, or under which the Company has established any escrow arrangement for the storage and conditional release of any source code.
          (s) No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property, and no Governmental Entity, university, college, other educational institution or research center has any Claim or right in or to the Company Intellectual Property. To the Company’s knowledge, no current or former Employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any material Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such Employee, consultant or independent contractor was also performing services for the Company.
          (t) The Company is in compliance with all applicable Laws and its internal privacy policies relating to the privacy of users of its products and services and all Internet websites owned, maintained, or operated by the Company, and the collection, storage and transfer of personal information of any Person. The execution and/or delivery of this Agreement, any other agreement or document contemplated by this Agreement, the consummation of the Second Step Merger or the performance of the Company’s obligations hereunder or thereunder, will not violate the Company’s privacy policies (or applicable customer agreements).
     3.16 Material Contracts.
          (a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts in effect as of the date hereof to which the Company is a party or otherwise bound and which has not expired by its terms (any such Contract of a nature described below (whether or not set forth on the Company Disclosure Schedule) to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):
               (i) any (A) Employee Agreement granting (x) any bonus to any current or former Employee with respect to which the Company or any ERISA Affiliate has or may have any current or future liability or obligation in excess of $75,000, or (y) any severance benefits, change of control benefits, or termination pay (in cash or equity or otherwise) to any current or former Employee with respect to which the Company or any ERISA Affiliate has or may have any current or future liability or obligation, and (B) contractor or consulting Contract, in each case with a firm or other organization or with an individual if the amounts payable for 2009 and annually thereafter are in excess of $100,000;
               (ii) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased or for which vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or any events following this Agreement) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (other than notices of grant, stock option agreements or restricted stock unit agreement agreements, each on the Company’s standard form, which do not provide for any acceleration);
               (iii) any lease of personal property involving future payments in excess of $100,000 individually or $250,000 in the aggregate;

               (iv) any outstanding fidelity or surety bond or completion bond;
               (v) any Contract that restricts or prohibits the Company from hiring or soliciting any individual to perform employment or consulting services for the Company;
               (vi) any Contract of indemnification or guaranty, other than those which relate to Company Products or services, including the sale and development therefor;
               (vii) any Contract relating to capital expenditures and involving future payments in excess of $100,000 individually or $250,000 in the aggregate;
               (viii) any Contract relating to the disposition or acquisition of assets (other than customer and reseller Contracts) or any interest in any business enterprise outside the ordinary course of the business of the Company;
               (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other written agreements or instruments relating to the borrowing of money or extension of credit;
               (x) any purchase order or Contract for the purchase of materials by the Company involving future payments in excess of (A) $100,000 individually to any third party other than Plexus Corp. (“Plexus”), or (B) $500,000 individually to Plexus;
               (xi) any Contracts that contain “most favored nation” or preferred pricing provisions;
               (xii) any material written joint marketing, strategic alliance or affiliate agreement;
               (xiii) any Contract to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
               (xiv) any written sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or other similar agreement for distribution of the products, Technology or services of the Company pursuant to which the Company received any individual sales order in 2009 or 2010 in the amount of at least $200,000, other than reseller agreements entered into in the ordinary course of business granting the non-exclusive right to sell Company Products that do not materially differ from the Company’s standard form of reseller agreement, which standard form of reseller agreements set forth on Section 3.16(a)(xiv)(A) of the Company Disclosure Schedules;
               (xv) any nondisclosure, confidentiality or similar Contract, other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices or those entered into with Employees consistent with the Company’s representation and warranty in Section 3.15(h) hereof;
               (xvi) any other Contract that involves future payments by the Company in excess of $100,000 individually or $250,000 in the aggregate, or, in the case of Plexus, $500,000 individually, and, in each case, is not cancelable without material penalty within thirty (30) days;

               (xvii) any Contract limiting the freedom of the Company to engage in any line of business or to compete or to develop, distribute, sell, manufacture, have manufactured, assemble, license, or sublicense any products or services;
               (xviii) any IP Contract;
               (xix) any Contract that contains indemnities relating to products or Technology sold or services rendered by the Company since January 1, 2007 pursuant to which the Company received any individual sales order in 2009 and 2010 in the amount of at least $200,000, other than non-exclusive licenses and related agreements with respect thereto (including maintenance and support agreements) of the Company Products to end users pursuant to a written Contract that has been entered into in the ordinary course of business that does not materially differ from the Company’s standard forms which are included in Section 3.15(j) of the Company Disclosure Schedule;
               (xx) any Contract not fully performed for the purchase by customers of (A)products that involves $400,000 individually or more or (B) services that involves $100,000 individually or more;
               (xxi) any Lease Agreement;
               (xxii) any Contract not fully performed pursuant to which any third party has agreed to design, manufacture, test or package any Company Product or component therefor and for which the Company has or is required to pay consideration in excess of (A) $100,000 individually to any third party other than Plexus or (B) $500,000 individually to Plexus, other than, in each case, Contracts set forth under Section 3.16(a)(x);
               (xxiii) any Contract between the Company, on the one hand, and any of the Company Securityholders, on the other hand, other than Contracts related to equity awards to Employees of the Company and Employee Agreements; or
               (xxiv) any other Contract the termination or breach of which would reasonably be expected to be material to the Company taken as a whole.
          (b) Each Material Contract is a valid and binding agreement, enforceable against the Company and, to the Company’s Knowledge, each of the other parties thereto, in accordance with its terms, and, to the Company’s Knowledge is in full force and effect. The Company is in material compliance with and has not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Material Contract which would reasonably be expected to result in a material liability, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any such other party, which breach, violation or default would result in the termination of such Material Contract or result in material liability to, or Loss by, the Company. True and complete copies of each Material Contract (whether or not set forth on the Company Disclosure Schedule) have been made available to Parent.
          (c) The Material Contracts which constitute licenses of goods, services or rights from third parties that are incorporated in any products, services or rights which the Company sublicense to its customers are sublicenseable without any further payment to any Person, except as identified in Section 3.16(c) of the Company Disclosure Schedule.

          (d) There are no Litigation Claims outstanding, nor, to the Company’s Knowledge are there any other Claims or material disagreements or disputes, with respect to any Material Contract.
          (e) All Indebtedness of the Company outstanding on the date of this Agreement is set forth in Section 3.16(d) of the Company Disclosure Schedule.
     3.17 Interested Party Transactions. No officer or director (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has an interest), has or has had, directly or indirectly, (a) any equity interest in any entity which furnished or sold, or furnishes or sells, services, products, Technology or intellectual property that the Company furnishes or sells, or proposes to furnish or sell, or (b) any equity interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation or five percent (5%) of the outstanding voting stock of any private corporation or entity shall not be deemed to be an “interest in any entity” for purposes of this Section 3.17; provided, further, that the Company makes no representation or warranty regarding portfolio companies of the investment funds of which a director is a partner or by which a director is employed. To the Company’s Knowledge, there are no Contracts with regard to contribution or indemnification between or among any of the Company Securityholders.
     3.18 Governmental Authorization. Each consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its material properties or (b) which is required for the operation of the business of the Company as currently conducted as of the date hereof (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company is, and has at all times been, in material compliance with all Company Authorizations. The Company has made available to Parent true, correct and complete copies of each Company Authorization in effect as of the date hereof. The Company has not received any written notice from any Person regarding (A) any actual or possible violation of any Company Authorization or any failure to comply with any term or requirement of any Company Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or materially impaired, or will become terminable, in whole or in part, as a result of the entering into by the Company of this Agreement or the consummation of the transactions contemplated hereby. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business in all material respects or hold any interest in its properties or assets.
3.19 Litigation. There is no suit, action, arbitration or proceeding (each a “Litigation Claim”) of any nature pending, nor to the Knowledge of the Company, are there any Claims pending or threatened in writing, against the Company or any of its properties or assets (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company, is there any reasonable basis therefor. To the Knowledge of the Company, there is no investigation, audit or other proceeding pending or threatened, against the Company, any of its properties or assets (tangible or intangible) or any of its officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. There is no Litigation Claim of any nature pending nor, to the Knowledge of the Company, are the any Claims pending or threatened in writing, against any Person who has a contractual right or a right pursuant to applicable Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time. There is no Litigation Claim of any nature pending nor, to the Knowledge of the Company, are there any Claims pending or threatened in writing, against the Company which challenges or seeks to enjoin any of the transactions contemplated by this Agreement.

     3.20 Minute Books. The minutes of the Company and each of its Subsidiaries made available to Parent contain complete and accurate records in all material respects of the actions taken, and summaries of the meetings held, by the stockholders and the boards of directors of the Company and each of its Subsidiaries (and any committees thereof) through the date hereof. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.
     3.21 Environmental Matters.
          (a) Condition of Property. As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company to liability, no Hazardous Materials are present on any Leased Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company. There are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Leased Real Property or on any other real property as a consequence of the acts of the Company or its agents.
          (b) Hazardous Materials Activities. The Company has conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Material Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person which would reasonably be expected to result in liability to the Company.
          (c) Environmental Liabilities. The Company has no Knowledge of any fact or circumstance, which could reasonably be expected to result in any environmental liability which could reasonably be expected to result in any material liability on the Company. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Materials Activities of the Company.
          (d) Environmental Permits. Section 3.21(d) of the Company Disclosure Schedule accurately lists all of the Environmental Permits currently held by the Company and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to Hazardous Materials Activities. To the Company’s Knowledge, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which the Company is bound as a condition to the performance of this Agreement, have been obtained or will be obtained prior to Closing at no cost to Parent.
          (e) Environmental Litigation. Except as set forth in Section 3.21(e) of the Company Disclosure Schedule, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or Litigation Claim is pending, or threatened, nor to the Knowledge of the Company are there any other Claims pending or threatened in writing, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company.
          (f) Reports and Records. The Company has made available to Parent all records in the Company’s possession or control concerning the activities of the Company related to Hazardous Materials, and all environmental audits and environmental assessments.

     3.22 Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Final Surviving Entity incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company, or any of the Company Securityholders. Section 3.22 of the Company Disclosure Schedule sets forth the principal terms and conditions of any Contract with respect to such fees or charges.
     3.23 Employee Benefit Plans and Compensation.
          (a) Schedule. Section 3.23(a)(i) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof, of each Company Employee Plan (other than standard equity award agreements that do not provide for acceleration) and each Employee Agreement (other than “at-will” offer letters pursuant to which the Company does not and will not have any liability upon termination of an Employee), in each case other than International Employee Plans. The Company has provided to Parent a table which provides next to each current Employee’s name as of March 31, 2010: (A) job title or position; (B) the location where such Employee performs services; (C) the full-time or part-time or consultant or temporary status of such Employee; (D) the salary, wage, actual bonus and/or target bonus opportunity, commission rate and/or commission opportunity, and/or consulting fee structure (including a description of the services provided), as applicable, for such Employee; (E) accrued vacation/paid-time off, and (F) the date of hire for such Employee. Section 3.23(a)(ii) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof, of all Persons that have a non-vendor independent contractor, consulting or advisory relationship with the Company that is subject to ongoing obligations in excess of $100,000 per year. Section 3.23(a)(iii) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof, of all International Employee Plans (other than on the Company’s standard forms which do not require notice greater than the applicable statutory requirements). If required by applicable law, each of the Company and its ERISA Affiliates has classified all individuals who perform services for it correctly under the Company Employee Plans, ERISA and the Code as common law employees, independent contractors or leased employees.
          (b) Documents. With respect to each Company Employee Plan and Employee Agreement in effect (or pursuant to which there is any current or future liability) as of the date hereof, the Company and each ERISA Affiliate has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, or, even if such copy does exist, but it does not reflect the current terms, an accurate description) thereof and any amendments thereto and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) for the three most recent years (A) Forms 5500 and attached schedules and audit reports, (B) audited financial statements, if any, (C) nondiscrimination testing results, and (D) actuarial valuation reports (or other annual and periodic accounting of assets), if any; (iii) the most recent summary plan description together with any summary of material modifications thereto, if any, and other written communications (or a description of any oral communications) by the Company or its ERISA Affiliates to the Employees concerning the extent of the benefits provided under a Company Employee Plan or Employee Agreement, including any and all documents related to compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the Health Insurance Portability and Accountability Act of 1996, as amended, and any official guidance promulgated thereunder or other applicable laws; (iv) all Contracts relating to each Company Employee Plan; (v) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; (vi) all IRS determination, opinion, notification and advisor letters issued with respect to each Company Employee Plan, if applicable; and (vii) any other material documentation related to the Company Employee Plans or Employee Agreements.
          (c) Employee Plan Compliance. (i) The Company and each ERISA Affiliate have in all material respects (A) performed all obligations required to be performed by them under, (B) is not in default or violation of, and (C) the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan; (ii) each Company Employee Plan has been established, registered, qualified, amended, funded, invested and administered in material compliance with the terms of any document that affects such activity in respect of such Company Employee Plan, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, to the extent applicable to a Company Employee Plan; (iii) each Company Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified in all material respects and has received a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iv) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with an ERISA Affiliate, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (v) neither the Company nor any of its ERISA Affiliates has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for the Employees, except as required to avoid an excise Tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law; (vi) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, the Final Surviving Entity or any ERISA Affiliate (other than ordinary administration expenses pursuant to the terms of any existing Contract that has been disclosed to Parent); (vii) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan; (viii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; and (ix) the Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, in all material respects.
          (d) Plans Not Maintained. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “funded welfare plan” within the meaning of Section 419 of the Code; (iii) a multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employer (including one or more self-employed individuals) or to their beneficiaries (iv) multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA); (v) multiple employer plan or to any plan described in Section 413 of the Code; or (vi) self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or Contract applies).
          (e) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any current or former Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.
          (f) Employment Matters. The Company is in material compliance with applicable Laws respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to current or former Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees in each case in all material respects (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Litigation Claims or administrative matters pending, nor to the Knowledge of the Company, are there any Claims pending or threatened in writing or reasonably anticipated against the Company or any of its current or former Employees relating to any current or former Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Knowledge of the Company threatened or reasonably anticipated Claims against the Company, any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to employment practices. The services provided by each of the Company’s and its ERISA Affiliates’ Employees located in the United States are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 3.23(f) of the Company Disclosure Schedule lists all Contracts that would give rise to any liability of the Company to any Employee that would result from the termination by the Company or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. Neither the Company nor any ERISA Affiliate has any liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. The employment of all employees in the United States is at will and can be terminated with or without notice or cause. As of the date of this Agreement, to the Knowledge of the Company, Executive Employee, Key Employee or group of employees has any plans to terminate employment with the Company.
          (g) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. There are no Litigation Claims, labor disputes or grievances pending, threatened in writing or reasonably anticipated relating to any labor matters involving any current or former Employee, including charges of unfair labor practices that would give rise to any material liability. Neither the Company nor any ERISA Affiliate has engaged in any unfair labor practices within the meaning of the U.S. National Labor Relations Act. The Company is not a party to or bound by any collective bargaining or union Contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. The Company has no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to the Employees of the Company. The Company has complied with any and all obligations under the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) and all similar Laws. All liabilities and obligations relating to the termination of any former employees, including all notice pay, termination pay, severance pay, benefits, or other amounts in connection with the WARN and similar Laws, have been satisfied, and no terminations prior to the Closing Date would trigger any notice or other obligations under WARN or any similar Law.
          (h) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material liabilities, which as of the Closing Date, will not be offset in full by insurance. Except as required by Law, no condition exists that would prevent the Parent, the Company or the Final Surviving Entity from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits). To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entity so as to enable: (i) the Company and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.
               (i) Foreign Employees. All Contracts of employment or for services with any employee of the Company who provides services outside the United States (“Foreign Employees”), or with any director or consultant of or to the Company can be terminated by three (3) months’ notice or less given at any time without giving rise to any Claim for damages, severance pay, or compensation (other than as mandated by local Law).
     3.24 Insurance. Section 3.24 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds as of the date hereof covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no Claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company, that, to the Company’s Knowledge, is reasonably expected to be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending Claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and each ERISA Affiliate is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     3.25 Compliance with Laws.
          (a) The Company has complied with, in all material respects, and is not in violation of, and has not received any written notices of material violation with respect to, any foreign, federal, state or local Law.
          (b) The Company has sought and received:
                    (i) for all Company Products sold or distributed in the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety by Underwriters Laboratories (or equivalent certifying organization), and/or (B) as to electromagnetic compatibility compliance by the United States Federal Communications Commission; and
                    (ii) for all Company Products sold or distributed outside the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety and electromagnetic compatibility compliance by (1) the appropriate Governmental Entity of the European Union (or any of its member States), and/or (2) an internationally recognized certifying organization.

     3.26 Anti-Corruption and Anti-Bribery.
          (a) The Company (including any of its officers, directors, agents, employees or any other Person associated with or acting on its behalf) has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.
          (b) To the Knowledge of the Company, there are no past, pending, or threatened investigations against the Company (including any of its officers, directors, agents, employees or any other Person associated with or acting on its behalf) with respect to any alleged violation of any Anti-Corruption or Anti-Bribery Laws.
          (c) There are no past, pending, or threatened in writing charges, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company (including any of its officers, directors, agents, employees or any other Person associated with or acting on its behalf) with respect to any Anti-Corruption and Anti-Bribery Laws.
          (d) There are no actions, conditions, or circumstances pertaining to the activities of the Company (including any of its officers, directors, agents, employees or any other Person associated with or acting on its behalf) that would reasonably be expected to give rise to any future valid claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.
          (e) The Company has established and maintains internal controls and procedures with respect to Anti-Corruption and Anti-Bribery Laws.
     3.27 Substantial Customers and Suppliers.
          (a) Section 3.27(a) of the Company Disclosure Schedule lists the twenty (20) largest customers of the Company on the basis of revenues generated from each such customer for the fifteen (15) month period ending on the date of the Current Balance Sheet. The Company has no material disputes with such customers.
          (b) Section 3.27(b) of the Company Disclosure Schedule lists the twenty (20) largest suppliers of the Company on the basis of cost of goods or services purchased for the fifteen (15) month period ending on the date of the Current Balance Sheet.
          (c) No such supplier has (i) ceased or materially reduced its sales or provision of services to the Company since the beginning of such fifteen (15) month period or (ii) to the Knowledge of the Company, threatened in writing to cease or materially reduce such sales or provision of services.
     3.28 Export and Import Control Laws.
          (a) The Company has conducted and continues to conduct its export and import transactions in accordance in all material respects with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) the Company is in compliance with the terms of all applicable Export and Import Approvals; (ii) to the Knowledge of the Company, there are no past, pending, or threatened investigations with respect to the Export and Import Control Laws; (iii) there are no past, pending, or threatened claims, charges, violations, settlements, civil or criminal enforcement actions, lawsuits, voluntary disclosures, or other court actions against the Company with respect to the Export and Import Control Laws; (iv) there are no actions, conditions or circumstances pertaining to the Company’s export or import transactions that would reasonably be expected to give rise to any future Claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws; and (v) no approval from a Governmental Entity is required for the transfer of Export and Import Approvals to Parent, or such approvals can be obtained without material cost.
          (b) The Company has established and maintains internal controls and procedures with respect to Export and Import Control Laws.
          (c) Section 3.28(c) of the Company Disclosure Schedule sets forth, as of the date hereof, the true, complete, and accurate export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, software and technologies.
     3.29 Contracts with Governmental Entities. Except as set forth in Section 3.29 of the Company Disclosure Schedule, (i) to the Company’s Knowledge, no current or former Employee is or during the last three (3) years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by a Governmental Entity; (ii) to the Company’s Knowledge, there is no pending audit or investigation by any Governmental Entity of the Company or any current or former Employee; (iii) no voluntary disclosure has been made by the Company with respect to any Contract between the Company and a Governmental Entity; (iv) neither the Company nor, to the Company’s Knowledge, any current or former Employees, has made any intentional misstatement or omission in connection with any Contract between the Company and a Governmental Entity; (v) there are no disputes between the Company and a Governmental Entity under the Contract Disputes Act or any other federal statute or between the Company and any third party, arising under or relating to any such Contract; (vi) neither the Company nor, to the Company’s Knowledge, any current or former Employee is, or during the last five years has been, suspended or debarred from doing business with a Governmental Entity or is, or during such period was, the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity; (vii) neither the Company nor, to the Company’s Knowledge, any current or former Employee, has received written notice of a termination for default or convenience, cure notice, or show cause notice from any Governmental Entity; (viii) all representations, certifications, and warranties made by the Company or any current or former Employee, in connection with any Contract between the Company and a Governmental Entity, were accurate in all material respects as of their effective date, and the Company and its current and former Employees, have complied in all material respects with all such representations, certifications and warranties; (ix) the Company and its current and former Employees, have complied in all material respects with all terms and conditions of any Contract between the Company and a Governmental Entity; and (x) the Company has not ever been granted, by any Governmental Entity, a Facility Security Clearance or other permission to engage in classified work.
     3.30 Complete Copies of Materials; Information Supplied.
          (a) The Company has made available true and complete copies in all material respects of each document (or summaries of the same) that is listed on the Company Disclosure Schedule.
          (b) The information furnished on or in any document mailed, delivered or otherwise furnished to the securityholders of the Company by the Company in connection with the solicitation of their approval and adoption of this Agreement, and the approval of the transactions contemplated hereby, will not contain, at or prior to the time such document is mailed, delivered or otherwise furnished to securityholders of the Company by the Company, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information provided by Parent which is contained in any of the foregoing documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS
     Except as set forth in the disclosure schedule of the Parent and Merger Subs addressed to the Company, dated as of the date hereof and delivered to the Company concurrently with the parties’ execution of this Agreement (the “Parent Disclosure Schedule”), referencing a representation or warranty herein (it being understood that (i) the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Article IV, (ii) the disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify the applicable representations and warranties in the corresponding section or subsection of this Article IV and, in addition, the representations and warranties in other sections or subsections in this Article IV to the extent it is reasonably apparent on the face of such disclosures that such disclosures are applicable to such other sections or subsections, and (iii) such disclosures in the Parent Disclosure Schedule relating to the representations and warranties in this Article IV shall also be deemed to be representations and warranties made by the Parent and the Merger Subs under this Article IV), the Parent and Merger Subs represent and warrant to the Company as follows:
     4.1 Organization. Parent is a company duly incorporated, validly existing and in good standing under the laws of Delaware, Merger Sub One is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Merger Sub Two is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own its properties and to carry on its business as currently conducted. Parent has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Parent Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Parent Charter Documents”), to the Company. The board of directors of Parent has not approved or proposed any amendment to any of the Parent Charter Documents.
     4.2 Authority. Each of Parent and each of the Merger Subs has all requisite corporate or limited liability company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and each of the Merger Subs of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and each of the Merger Subs. No vote of Parent’s stockholders is required to consummate the transactions contemplated by this Agreement and the Related Agreements pursuant to the rules of the NASDAQ Stock Market, applicable Law or otherwise. This Agreement and each of the Related Agreements to which Parent and the Merger Subs, as applicable, is a party have been duly executed and delivered by Parent and the Merger Subs, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and the Merger Subs, as applicable, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.
     4.3 No Conflict. The execution and delivery by Parent and the Merger Subs of this Agreement and the Related Agreements to which Parent and the Merger Subs, as applicable, is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with: (a) any provision of the certificate of incorporation, bylaws or other equivalent constituent documents (as applicable) of Parent or the Merger Subs, (b) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of Parent that has been listed as an exhibit to Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2009 or to any periodic report on Form 10-Q or current report on Form 8-K filed by Parent thereafter until the date of this Agreement, or (c) any Law applicable to Parent or the Merger Subs or any of their respective properties or assets (whether tangible or intangible), except in the case of clause (b) or (c) for any such Conflicts that are not material in any respect.
     4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by, or with respect to, Parent or the Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Merger Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificates of Mergers with the Secretary of State of the State of Delaware, (b) the filing of the Notification and Report Forms with the FTC and the Antitrust Division of the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign Laws applicable to mergers or acquisitions, (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws or the rules and regulations of the NASDAQ Stock Market (other than the approval of Parent’s stockholders, which is not required under Rule 5635(a) of the NASDAQ Stock Market), (d) issuance of the California Permit and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably expected to be, individually or in the aggregate, material to Parent or materially adversely affect the ability of Parent and Merger Subs to consummate the First Step Merger and the Second Step Merger within the time frame in which the First Step Merger and the Second Step Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.
     4.5 Litigation. There is no material Litigation Claim or proceeding pending, nor to the Knowledge of Parent, are there any Claims pending or threatened in writing, against Parent or Merger Subs or any of their respective properties or assets (tangible or intangible) or any of their officers, directors, members or managers. To the Knowledge of Parent, there is no material investigation, audit or other proceeding pending or threatened against Parent or Merger Subs or any of their respective properties or assets (tangible or intangible) or any of their officers, directors, members or managers by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Parent to conduct its operations as presently conducted. There is no Litigation Claim of any nature pending against Parent or the Merger Subs, or, to the Knowledge of Parent, threatened, which challenges or seeks to enjoin any of the transactions contemplated by this Agreement.
     4.6 Available Funds. Parent has, and will make available to Merger Sub One and Merger Sub Two, as appropriate, pursuant to existing cash and cash equivalents and committed credit facilities, all funds necessary to satisfy all of Parent’s, Merger Sub One’s and Merger Sub Two’s obligations under this Agreement and the transactions contemplated hereby.
     4.7 Parent Common Stock. The shares of Parent Common Stock to be issued to Company Stockholders pursuant to the First Step Merger have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable. All shares of Parent Common Stock which may be issued upon the exercise or vesting of Assumed Equity assumed by Parent hereunder will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable.
     4.8 SEC Documents. Parent has made available to the Company, by reference to the SEC’s EDGAR website, Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2009, all quarterly reports on Form 10-Q and reports on Form 8-K and amendments thereto filed or furnished by Parent with the SEC since December 31, 2009 and up to the date of this Agreement, if any, and any proxy materials distributed to Parent’s stockholders since December 31, 2009 and up to the date of this Agreement (the “Current Parent SEC Filings”). The Current Parent SEC Filings, and any forms, reports and other documents required to be filed or furnished by Parent with the SEC, and filed or furnished by Parent with the SEC, from the date hereof to the Effective Time (the “Parent SEC Filings”) (a) conformed or will conform, as of the dates they were or are filed or furnished with the SEC, in all material respects, to the requirements set forth in the instructions for such forms under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and (b) did not or will not, as of the dates they were or are filed or furnished with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed report with the SEC prior to the date hereof. The financial statements of Parent included in the Current Parent SEC Filings fairly and accurately presented, in all material respects, the consolidated financial condition of Parent and its consolidated Subsidiaries as of their respective dates and Parent’s consolidated results of operations for the respective periods specified therein and were prepared in accordance with GAAP (except as indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-Q or Form 8-K, as permitted by the rules and regulations of the SEC applicable to Form 10-Q or Form 8-K, as the case may be, and subject, in the case of unaudited statements, to normal year-end audit adjustments).
     4.9 No Changes. Since April 2, 2010 through the date hereof, except as disclosed in the Current Parent SEC Filings, and except for the Merger and the other transactions contemplated by this Agreement and any Related Agreement, Parent has conducted its business in the ordinary course of business consistent with past practice, and there has not been any Parent Material Adverse Effect.
     4.10 Anti-Corruption and Anti-Bribery. To Parent’s Knowledge, there are no pending or, threatened in writing, claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against Parent or its Subsidiaries with respect to any Anti-Corruption and Anti-Bribery Laws. Parent has established and maintains a compliance program and internal controls and procedures with respect to Anti-Corruption and Anti-Bribery Laws.
     4.11 Information Supplied. The information about Parent or Merger Subs provided by Parent in writing to the Company expressly for the purposes of furnishing such information to the securityholders of the Company in any document mailed, delivered or otherwise furnished to the securityholders of the Company by the Company in connection with the solicitation of their approval and adoption of this Agreement and the transactions contemplated hereby, will not contain, at or prior to the time such document is mailed, delivered or otherwise furnished to the securityholders of the Company by the Company, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Subs makes any representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.
     4.12 Parent Capital Structure.
          (a) As of April 30, 2010, the authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock, of which 96,910,999 shares were issued and outstanding and (ii) 5,000,000 shares of Parent’s preferred stock, par value $0.001 per share (“Parent Preferred Stock,” and together with the Parent Common Stock, the “Parent Capital Stock”) none of which were issued and outstanding. All shares of Parent Capital Stock outstanding as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Parent, or any Contract to which Parent is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Parent Capital Stock.
          (b) All shares of Parent Capital Stock outstanding as of the date hereof have been validly issued in compliance in all material respects with all applicable Laws, and were issued in accordance with any right of first refusal or similar right or limitation included in the Charter Documents or any other Contracts to which Parent is a party.
          (c) Except for the Parent Stock Plans, Parent has no stock option plan or any other plan, arrangement or agreement providing for equity compensation to any person that has not been filed with the Current Parent SEC Filings. As of April 30, 2010, Parent has reserved 11,650,620 shares of Parent Common Stock for issuance to employees and directors of, and consultants to, Parent upon the issuance of stock upon the exercise of options (the “Parent Options”) or vesting of Restricted Stock Units (the “Parent RSUs”) granted under the Parent Stock Plans, of which as of April 30, 2010 (i) 10,876,651 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options or the vesting of Restricted Stock Units granted under the Stock Plans, and (ii) 773,969 shares remain available for future grant. Parent has reserved 2,219,807 shares of Parent Common Stock for issuance pursuant to Parent’s 2002 Employee Stock Purchase Plan. As of the date hereof, except for the Parent Options and Parent RSUs and except as disclosed in the Current Parent SEC Filings, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. As the date hereof, there are no outstanding or authorized stock appreciation right, phantom stock, profit participation, or other similar rights with respect to Parent.
          (d) Parent is not a party to any, and to the Knowledge of Parent, there are no, voting trusts, proxies, or other written agreements with respect to the voting stock of Parent. There are no agreements to which Parent is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Parent Capital Stock.
ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME
     5.1 Affirmative Conduct of the Business of the Company.
     From the time of the execution of this Agreement until the first to occur of the Effective Time or the termination of this Agreement pursuant to Section 9.1 hereof (the “Pre-Closing Period”):
          (a) The Company shall conduct the business of the Company in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay the debts and Taxes (unless contested in good faith) of the Company when due (subject to Section 5.2(e) below), pay or perform other obligations when due, and, except in the case of the Terminating Employees, shall use commercially reasonable efforts to preserve intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time.
          (b) Delivery of Monthly Balance Sheet and Income Statement. As soon as practicable after each month end, but in no event more than ten (10) Business Days after each month end, the Company shall deliver to the Parent an unaudited consolidated balance sheet and related statement of income of the Company, prepared on a consist basis with respect to accounting policies, practices and procedures used to prepare the Financials.

     5.2 Restrictions on Conduct of the Business of the Company. During the Pre-Closing Period, the Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned) in accordance with Section 5.5(a) hereof or as expressly required by this Agreement:
          (a) cause or permit any modifications, amendments or changes to the Charter Documents;
          (b) (i) undertake any expenditure, transaction or commitment exceeding $250,000 individually or $500,000 in the aggregate, other than (A) sales of Products and services to customers in the ordinary course of business on standard terms and conditions consistent with past practices in an amount not in excess of $250,000 individually, or (B) pursuant to any Material Contract, or (ii) undertake any expenditure, transaction or commitment for the procurement of inventory and components (A) in an amount exceeding $100,000 individually from any third party other than Plexus, or (B) in an amount exceeding $500,000 individually from Plexus;
          (c) pay or satisfy other than when due, discharge or waive, in an amount in excess of $100,000 individually or $250,000 in the aggregate, any liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);
          (d) adopt or change any significant accounting policies, principals, methods, practices and procedures (including with regard to bad debt, sales returns reserve, inventory reserves, warranty reserves and other accrued liabilities, depreciation or amortization policies or rates, or revenue recognition policies, or timing of recognition of recognition and expenses) other than as required by GAAP;
          (e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any Tax Claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment or, except in the ordinary course of business, file any income or material sales Tax Return or file any amended Tax Return unless a copy of such Return has been delivered to Parent for review and approval, in accordance with Section 6.16 of this Agreement;
          (f) except as required under GAAP, revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;
          (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock) except in accordance with the agreements evidencing Company Options or Company RSUs;
          (h) (i) adopt, amend or terminate any Company Employee Plan (other than the Company Stock Plans in connection with Section 2.7(f)(ii) hereof); (ii) except as set forth on Section 5.2(h)(ii) of the Company Disclosure Schedule, enter into, terminate or amend any Employee Agreement (except as set forth in Section 6.11 hereof) or collective bargaining agreement, (iii) pay or promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, other than commissions and bonuses pursuant to Contracts existing on the date hereof and disclosed in Section 5.2(h)(ii) of the Company Disclosure Schedule, (iv) increase, decrease or otherwise change the salary, wage rates, bonuses, fringe benefits or other compensation (including equity-based compensation) payable or to become payable by the Company to any of its Employees, other than salary increases not to exceed 10% of base salary in connection with promotions or performance reviews in the ordinary course of business or Company-wide salary reductions in the ordinary course of business made to employees who are not officers or directors, (v) make any declaration, promise, commitment or obligation of any kind for the payment of, or acceleration by, the Company of severance, termination, change of control, or bonus pay (whether in cash or equity or otherwise), except payments (A) made pursuant to written agreements existing on the date hereof and that are set forth on Section 5.2(h)(v) of the Company Disclosure Schedule or any Company Employee Plan listed in Section 3.23(a)(i) or 3.23(a)(iii) of the Company Disclosure Schedule or (B) to employees of the Company whose employment is terminated other than the Terminating Employees pursuant to the Company’s severance policy existing as of the date hereof, (vi) increase rights to indemnification for any Employee, or (vii) except as disclosed in 5.2(h)(vii) of the Company Disclosure Schedule, take any action to accelerate the vesting or extend the post-termination exercise period of any Company Options, Company RSUs or any other equity awards under the Stock Plans except with respect to the Cancelled Equity as provided in Section 2.7(f)(ii);
          (i) other than entering into non-exclusive licenses of the Company Products to end users in the ordinary course of business pursuant to terms similar to the Company’s standard form agreement(s) (which standard form agreements are set forth in Section 5.2(i) of the Company Disclosure Schedule) involving aggregate payments to the Company of less than $250,000, (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property Rights and only in the ordinary course of business and consistent with past practices, or transfer to any Person any rights to any Company Intellectual Property or enter into any Contract or modify or amend any existing Contract with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, (ii) purchase or license any Intellectual Property Rights or enter into any Contract or modify or amend any existing Contract with respect to the Intellectual Property Rights of any Person or (iii) enter into any Contract or modify or amend any existing Contract with respect to the development of any Intellectual Property Rights with a third party;
          (j) issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company, or waive or release any right or claim of the Company (including any write-off or other compromise of any account receivable) in excess of $100,000 individually or $250,000 in the aggregate;
          (k) except for reasonable advances to employees for travel and business expenses not exceeding $20,000 that are incurred in the ordinary course of business consistent with past practices, make any loan to any Person, or forgive any loan to any Person, or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;
          (l) incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or Indebtedness incurred in connection with the purchase of goods and services in the ordinary course of business consistent with past practices), amend the terms of any outstanding loan agreement, guarantee any Indebtedness of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;
          (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its business, properties or assets, other than (i) for the collection of past due accounts receivable or other currently pending lawsuits which do not require any payments by, or impose any restrictions on the conduct of business of, the Final Surviving Entity or (ii) for a breach of this Agreement or the Reciprocal Confidentiality Agreement;
          (n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options, the issuance of Company Common Stock upon conversion of outstanding Company Preferred Stock and grants of equity awards to Employees of the Company as set forth in Section 5.2(n) to the Company Disclosure Schedule or to newly hired Employees consistent with Section 5.2(n) to the Company Disclosure Schedule;
          (o) enter into any Contract that would be a Material Contract or amend any Material Contract pursuant to which any other party is granted marketing, distribution, resale, sales representation, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products, or enter into any strategic alliance, affiliate agreement or joint marketing arrangement (other than such Contracts, including reseller Contracts, entered into or amended in connection with the purchase sale of Company Products in the ordinary course of business consistent with past practices);
          (p) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or agree to alter, amend, modify or terminate any of the terms of any Lease Agreement;
          (q) except as contemplated by Section 6.10 hereof, terminate, amend or otherwise modify (or agree to do so), violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Material Contracts set forth or described in Section 3.16 of the Company Disclosure Schedule;
          (r) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than licenses of Technology for the Company’s Products and services in the ordinary course of business) or any equity securities, that are material individually or in the aggregate, to the business of the Company;
          (s) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock (except as necessary to comply with Section 2.7(f) and Section 6.6 hereof), or reprice options granted under any Employee, consultant, director or other Stock Plans or authorize cash payments in exchange for any options granted under any of such plans;
          (t) except as set forth in Section 6.11 hereof, terminate any Employee listed on Section 3.23(a) of the Company Disclosure Schedule, or encourage or otherwise cause any such Employee to resign from the Company;
          (u) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (v) cancel, materially amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or renew any insurance policy of the Company; or
          (w) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(v) hereof, or any other action that would reasonably be expected to (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) to the Company’s Knowledge, cause or result in any of its representations and warranties contained herein being untrue or incorrect.

     5.3 Conduct of the Business of the Parent. During the Pre-Closing Period, Parent shall not, without the prior written consent of the Company in accordance with Section 5.5(b) hereof:
          (a) cause or permit any modifications, amendments or changes to its certificate of incorporation or bylaws;
          (b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of Parent Capital Stock;
          (c) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than licenses of Technology and purchases of inventory or equipment in the ordinary course of business) or any equity securities, (i) in which the aggregate purchase price exceeds One Hundred Million Dollars ($100,000,000) in cash, or (ii) which, if undertaken in exchange for Parent Common Stock, would, when taken together with this Agreement and the transactions contemplated hereby, require Parent to obtain the vote of Parent’s stockholders in connection with the transactions contemplated by this Agreement pursuant to the rules of the NASDAQ Stock Market; or
          (d) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through 5.3(c) hereof, or any other action that would prevent Parent from performing, or cause Parent not to perform, its covenants or agreements hereunder.
     Parent shall use commercially reasonable efforts to (i) comply with the continued listing requirements of the NASDAQ Stock Market and (ii) timely file or furnish to the SEC all reports and any proxy materials required to be filed or furnished by it under the Exchange Act.
     5.4 Disqualifying Actions. If the Second Step Merger is consummated as provided in Section 2.1, then Parent shall not take any action after the Closing (other than any action specifically contemplated by this Agreement) that would cause the Merger to fail to qualify as a “reorganization” within the meaning of section 368(a) of the Code, assuming, only for purposes of this paragraph that the 40% Threshold has been met.
     5.5 Procedures for Requesting Consent.
          (a) If the Company shall desire to take an action which would be prohibited pursuant to Section 5.2 hereof during the Pre-Closing Period without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from any of the following individuals; provided, however, that Parent shall be deemed to have consented to such action if Parent shall not have responded to such request within three (3) Business Days of receipt:
Patrick Harshman
Telephone: (408) 542-2694
Facsimile: (408) 542-2510
E-mail address: patrick.harshman@harmonicinc.com
Address: 549 Baltic Way
               Sunnyvale, California 94089
Or

Robin Dickson
Telephone: (408) 542-2661
Facsimile: (408) 542-2511
E-mail address: robin.dickson@harmonicinc.com
Address: 549 Baltic Way
               Sunnyvale, California 94089
          (b) If Parent shall desire to take an action which would be prohibited pursuant to Section 5.3 hereof during the Pre-Closing Period without the written consent of the Company, prior to taking such action Parent may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from any of the following individuals; provided, however, that Parent shall be deemed to have consented to such action if Parent shall not have responded to such request within three (3) Business Days of receipt:
Suresh Vasudevan
Telephone: (408) 585-5464
Facsimile: (408) 585-5097
E-mail address: sureshv@omneon.com
Address: 1237 E. Arques Avenue
               Sunnyvale, California 94085
Or
Laura Perrone
Telephone: (408) 585-5164
Facsimile: (408) 585-5097
E-mail address: lperrone@omneon.com
Address: 1237 E. Arques Avenue
               Sunnyvale, California 94085
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Stockholder Approval; Fairness Hearing.
          (a) As soon as reasonably practicable following the execution of this Agreement, Parent and the Company agree to prepare the necessary documents and Parent shall apply to obtain a permit (a “California Permit”) from the Commissioner of Corporations of the State of California (the “California Commissioner”) (after a hearing before such Commissioner) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), so that the issuance of Parent Common Stock in the First Step Merger to the Company Stockholders shall be exempt from registration under the Securities Act, by virtue of the exemption provided by Section 3(a)(10) thereof, and the Company shall prepare, with the cooperation of Parent, a related information statement or other disclosure document (the “Information Statement”).
          (b) The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders in the First Step Merger and an information statement for solicitation of stockholder consent with respect to the adoption of this Agreement and the approval of the First Step Merger and the transactions contemplated hereby. The Information Statement shall be accompanied by the notice required by Section 262(d)(2) of the DGCL and, subject to the provisions of Section 6.2, shall include the unanimous recommendation of the board of directors of the Company for the approval and adoption of this Agreement and the approval of the First Step Merger and the transactions contemplated hereby by the stockholders of the Company. The Company agrees that, other than with regard to the information supplied by Parent specifically for inclusion in the Information Statement, the Information Statement will not, on the date the Information Statement is first sent or furnished to the stockholders of the Company, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.
          (c) The Company shall cooperate with, and provide the information reasonably requested by, Parent in connection with Parent’s application for the California Permit. Whenever any event occurs that is required to be set forth in an amendment or supplement to the permit application or Information Statement, the Company and Parent shall cooperate in delivering any such amendment or supplement to all stockholders of the Company and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials. Parent, with the reasonable cooperation of the Company, will respond to any comments from the California Commissioner or the California Department of Corporations, and Parent and the Company shall work together in good faith and use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate under the Fairness Hearing Law for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement. Each of the Company and Parent shall use its commercially reasonable efforts to cause the above-referenced documents, including the permit application, the hearing notice and the Information Statement to comply with all requirements of applicable federal and state securities Laws. In the event that, (x) after working in good faith and using commercially reasonable efforts to obtain the California Permit, Parent determines that it is not able to receive the California Permit under terms that permit the timely closing of the transactions contemplated hereby or (y) the California Commissioner has denied Parent’s application for a California Permit, Parent shall issue to the Company a notice (the “Election Notice”) that it is abandoning the process to obtain a California Permit and will instead register the securities to be issued pursuant to this Agreement on a registration statement on Form S-4 in compliance with the Securities Act.
          (d) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and make such filings as are required under applicable blue sky Laws relating to the transactions contemplated by this Agreement. The Company shall assist Parent as may be necessary to comply with the securities and blue sky Laws relating to the transactions contemplated by this Agreement.
          (e) As promptly as practicable after the receipt of a California Permit, but in no event later than two (2) Business Days from the receipt of a California Permit, the Company shall submit this Agreement and the transactions contemplated hereby to stockholders of the Company for approval and adoption as provided by the DGCL and the Charter Documents. Such submission, and consent in connection therewith, (1) shall include the Information Statement, (2) shall include the Stockholder Written Consent (3) shall include the Letter of Transmittal and such other documents as reasonably requested by Parent and (4) shall specify that adoption of this Agreement shall constitute approval by the stockholders of the Company of: (x) the escrow and indemnification obligations of the Company Stockholders set forth in Article VIII hereof and the deposit of the Escrow Amount into the Escrow Fund as contemplated by Section 2.10(a) hereof and (y) in favor of the appointment of Shareholder Representative Services LLC, as Representative, under and as defined in this Agreement.
          (f) Any materials to be submitted to the stockholders of the Company in connection with the solicitation of their approval of the First Step Merger and this Agreement, including the Information

Statement and, if required pursuant to Section 6.1(h), any materials submitted to the stockholders of the Company in connection with obtaining the 280G Approval (the “Soliciting Materials”), shall be subject to reasonable review and approval by Parent (not to be unreasonably withheld, delayed or conditioned) and shall include information regarding the Company, the terms of the First Step Merger and this Agreement, and subject to the provisions of Section 6.2, the unanimous recommendation of the board of directors of the Company in favor of the Merger and this Agreement, including each of the matters set forth in Section 6.1(e) hereof and if required pursuant to Section 6.1(h), the 280G Approval. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, such consent not to be unreasonably withheld, delayed or conditioned. The Company and Parent will promptly advise the other in writing if at any time prior to the Closing the Company or Parent, as the case may be, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law; provided that Parent shall only be required to provide notice to the Company of any such facts to the extent such facts relate to information furnished in writing by Parent or Merger Subs for the express purposes of including in such Soliciting Materials; provided, further, that the Company shall only be required to provide notice to Parent of any such facts to the extent they relate to the Company.
          (g) Promptly following receipt of written consents of the stockholders of the Company constituting the Required Stockholder Approval, the Company shall deliver notice of the approval of the First Step Merger and the other actions approved by written consent of the stockholders of the Company, pursuant to Section 228(e) of the DGCL (the “Stockholder Notice”). In the event the Company holds a meeting of stockholders of the Company to obtain approval of the remaining stockholders of the Company who have not executed the Stockholder Written Consent, the Company shall consult with Parent regarding the date of the stockholders’ meeting (the “Company Stockholders’ Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders’ Meeting without the consent of the Parent.
          (h) The Company shall use its commercially reasonable efforts to obtain the approval by the stockholders of the Company by the requisite vote (and in a manner satisfactory to Parent), by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (the “Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, delayed or conditioned), such that all such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Approval”), and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that vote of the stockholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (x) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (y) the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that certain Section 280G Payment shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the vote of the stockholders of the Company.
          (i) In the event that the Parent issues an Election Notice to the Company pursuant to Section 6.1(c), the parties hereto agree to cooperate to take such other actions necessary to complete the transactions contemplated by this Agreement.
     6.2 Alternative Transaction Proposals.
          (a) No Solicitation. The Company agrees that it shall not, and shall not permit or authorize any of its officers, directors (or Affiliates of any such officers or directors), Employees, Affiliates, investment bankers, attorneys, accountants, or other agents, advisers or representatives (collectively, “Agents”) to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage or knowingly facilitate, knowingly support or induce any inquiry with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal; (ii) subject to Section 6.2(c), participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to the Company’s books, records or personnel with respect to, or take any other action, in each case, intended to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Alternative Transaction Proposal (except to provide notification of or disclose the existence of the provisions of this Section 6.2(a)); (iii) grant any person a waiver or release under any standstill or similar agreement with respect to any Company Capital Stock (which provisions the Company will use commercially reasonable efforts to enforce) or approve a transaction (including any person becoming an “interested stockholder” under Section 203 of the DGCL); (iv) approve, endorse or recommend any Alternative Transaction Proposal (except to the extent specifically permitted pursuant to Section 6.2(d)); or (v) enter into any letter of intent or similar document or any Contract, plan or arrangement (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal or transaction contemplated thereby. The Company will, and will cause its Agents to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and, upon Parent’s request during the Pre-Closing Period, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company, or its Agents, have engaged in any such activities within the twelve (12) month period preceding the date hereof. Any breach of the foregoing provisions of this Section 6.2(a) by any of the Company’s Affiliates or its or their Agents shall be deemed to be a breach by the Company.
          (b) Notification of Unsolicited Alternative Transaction Proposals. As promptly as practicable (but in no event more than twenty-four (24) hours) after receipt by the Company or its Agents of any Alternative Transaction Proposal or any request for non-public information or any expression of interest or inquiry that could reasonably be expected to lead to an Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of (A) the material terms and conditions of such Alternative Transaction Proposal, request, expression of interest or inquiry, (B) the identity of the Person or group making any such Alternative Transaction Proposal, request, expression of interest or inquiry, and (C) a copy of all material written materials provided by or on behalf of such Person or group in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. In addition, the Company shall provide Parent as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including substantive modifications or proposed substantive modifications) of any such Alternative Transaction Proposal, request, expression of interest or inquiry (including any negotiations contemplated by Section 6.2(c)(ii)) and shall promptly provide Parent a copy of all written materials (including those provided by e-mail or otherwise in electronic format) amending any material terms and conditions subsequently provided by or to it in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors could reasonably be expected to consider any Alternative Transaction Proposal, including to consider whether such Alternative Transaction Proposal is a Superior Proposal.
          (c) Superior Proposal. Notwithstanding anything to the contrary contained in Section 6.1(a), in the event that, prior to the time that Required Stockholder Approval has been obtained, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal from a third party which is determined in good faith by the Company’s board of directors to be a Superior Proposal, the Company may then take the following actions, but only if: (i) the Company’s board of directors determines in good faith, after receiving advice from and consultation with its outside legal counsel, that the failure to do so would be a breach of its fiduciary obligations to its stockholders under the DGCL, (ii) the Company has given Parent prior written notice of its intention to take any of the following actions, and (iii) the Company shall have previously complied in all material respects with the provisions of this Section 6.2:
               (i) furnish non-public information to the third party making such Alternative Transaction Proposal, provided that (A) the Company shall have received from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Reciprocal Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Reciprocal Confidentiality Agreement, and (B) contemporaneously with furnishing any such non-public information to such third party, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously so furnished); and
               (ii) engage in discussions or negotiations with the third party with respect to the Alternative Transaction Proposal.
          (d) Change of Recommendation. Notwithstanding Section 6.1(b), at any time prior to obtaining the Required Stockholder Approval, the board of directors of the Company may, solely in response to a Superior Proposal, make a Change of Recommendation and terminate this Agreement in accordance with Section 9.1(h), if all of the following conditions in clauses (i) through (v) are met:
               (i) in the case of a Superior Proposal, such Superior Proposal has not been withdrawn and continues to be a Superior Proposal;
               (ii) the Company’s board of directors shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least five (5) Business Days prior to informing the stockholders of the Company of, or publicly effecting, such Change of Recommendation in response to a Superior Proposal which shall state expressly (1) that the Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal along with any documents delivered to the Company, or any of its Agents, by such Person or group in connection with such proposal, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so; (B) provide to Parent a copy of all materials and information delivered or made available to the Person or group making the Superior Proposal in connection with a Superior Proposal (to the extent not previously delivered or made available to Parent), and (C) during the aforementioned five (5) Business Day period, if requested by Parent, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal;
               (iii) Parent shall not have, within the aforementioned five (5) Business Day period, made an offer that the Company’s board of directors has in good faith determined (after the receipt of advice from and consultation with its outside legal counsel and its financial adviser) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal;
               (iv) the board of directors of the Company has concluded in good faith, after receipt of advice from and consultation with its outside legal counsel, that, in light of such Superior Proposal and after considering any adjustments or negotiations pursuant to the preceding clause (ii), that the Company’s board of directors is required to effect a Change of Recommendation to comply with its fiduciary obligations to the stockholders of the Company under the DGCL; and

               (v) the Company shall have previously complied with, and continues to comply with, the provisions set forth in this Section 6.2.
          (e) Continuing Obligation Regarding Distribution of the Information Statement and the Stockholder Written Consent. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to distribute the Information Statement and the Stockholder Written Consent to the stockholders of the Company in order to solicit the Required Stockholder Approval shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal, or by any Change of Recommendation; provided, however, that in the event of a Change of Recommendation subject to and in accordance with Section 9.1(h), the Company may terminate this Agreement.
          (f) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent, prior to any valid termination of this Agreement in accordance with Article IX, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any of the Company’s Affiliates or any of their Agents shall be deemed to be a breach of this Agreement by the Company.
     6.3 Access to Information. Subject to applicable Law relating to the exchange of information, during the Pre-Closing Period, the Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to (a) all of the properties, books, Contracts and records of the Company, including all Company Intellectual Property, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (c) all Employees of the Company as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of its internal financial statements that it prepares in the ordinary course of business to the extent available (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 6.3 shall (x) limit or otherwise affect any remedies available to the party receiving such notice, or (y) be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant or agreement.
     6.4 Notification of Certain Matters
          (a) During the Pre-Closing Period, the Company shall give prompt notice to Parent of: (i) the Company obtaining Knowledge of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time such that the condition to Closing set forth in Section 7.2(a)(i) would not be satisfied, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to Closing set forth in Section 7.2(a)(ii) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.4(a) shall not (x) limit or otherwise affect any remedies available to the party receiving such notice, or (y) be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

          (b) During the Pre-Closing Period, Parent shall give prompt notice to the Company of: (i) Parent obtaining Knowledge of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time such that the condition to Closing set forth in Section 7.3(a)(i) would not be satisfied, and (ii) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to Closing set forth in Section 7.3(a)(ii) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.4(b) shall not (x) limit or otherwise affect any remedies available to the party receiving such notice, or (y) be deemed to amend or supplement the Parent Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     6.5 Merger Notification.
          (a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable stockholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the FTC and DOJ as required by the HSR Act and (ii) and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign Laws applicable to mergers or acquisitions involving foreign parties. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.5 to comply in all material respects with applicable Law.
          (b) The Company and Parent (and/or any applicable stockholder of the Company) each shall promptly supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Sections 6.5(a) and 6.5(b) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable Law, the Company shall consult with Parent prior to taking a position with respect to any such filings, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent’s counsel (on a confidential, outside counsel only basis) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Except where prohibited by applicable Law, the Parent shall consult with Company prior to taking a position with respect to any such filings, shall permit Company to review and discuss in advance, and consider in good faith the views of Company in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Company in preparing and providing such information and promptly provide Company’s counsel (on a confidential, outside counsel only basis) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Parent with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 6.5.
          (c) Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.5(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
     6.6 Notice to Holders of Company Options and Company RSUs. Prior to the Effective Time, and subject to the review and approval of Parent (not to be unreasonably withheld, delayed or conditioned), the Company shall take all actions necessary to effect the transactions anticipated by Section 2.7(f) under all Company Option and Company RSU agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices. Any materials to be submitted to the holders of Company Options or Company RSUs in connection with the notice required under this Section 6.6 shall be subject to review and approval by Parent (not to be unreasonably withheld, delayed or conditioned).
     6.7 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.3 hereof or pursuant to any notice provided under Section 6.4 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Reciprocal Confidentiality Agreement.
     6.8 Public Disclosure. The Company shall not (and shall instruct its representatives not to) issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Parent shall not issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting with the Company, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities Laws (including, but not limited to, the rules and regulations of the SEC and the rules of the NASDAQ Stock Market); provided that Parent shall provide the Company with any proposed disclosure at least one (1) Business Days in advance and shall consider in good faith any changes reasonably requested by the Company.
     Notwithstanding anything herein to the contrary, following Closing the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.
     6.9 Commercially Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby as soon as practicable, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings or permits and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that neither the Company nor Parent shall be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent or Affiliates or of the Company, or (b) the imposition of any limitation on the ability of Parent or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, (any such action described in (a) or (b), an “Antitrust Restraint”). Nothing herein shall require Parent to litigate against any Governmental Entity.
     6.10 Contract Consents, Amendments and Terminations. The Company shall (i) use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contracts listed on Section 3.5 of the Company Disclosure Schedule as are required thereunder in connection with the First Step Merger and, if the Second Step Merger is to occur, the Second Step Merger for any such Contracts to remain in full force and effect, so as to preserve all material rights of, and benefits to, the Company (or the Final Surviving Entity) under such Contracts from and after the Effective Time and after the Second Step Merger is effective, (ii) terminate each of the Contracts listed on Schedule 7.2(f)(ii) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time, and (iii) provide all notices required under any Contract in connection with the First Step Merger and the Second Step Merger, all of which such Contracts are listed on Schedule 7.2(f)(iii). Such consents, modifications, waivers, notices and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any Contract listed in Section 3.5 of the Company Disclosure Schedule or Schedule 7.2(f)(ii), including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, modification, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding the First Step Merger or the Second Step Merger, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making all such payments (the “Consent and Modification Fees”). The Company shall also be responsible for making any payments required to terminate the Terminated Agreements (the “Contract Termination Fees”). Except as set forth on Schedule 6.10, the Company shall be responsible for making all change of control bonus, severance or other similar bonus or payment obligation that is or will be paid or incurred by the Company, the Final Surviving Entity or Parent with respect to Employees of the Company as of the Effective Time payable pursuant to severance Contracts between the Company and such Employees existing as of the Effective Time as a result of the transactions contemplated by this Agreement (for the avoidance of doubt, including any such payments paid or incurred following the Effective Time) (collectively with the Contract Termination Fees and the Consent and Modification Fees, the “Change of Control Fees”). The Company shall indemnify, defend, protect and hold harmless Parent from all Change of Control Fees. In the event the First Step Merger does not close for any reason, Parent shall not have any liability to the Company, the securityholders of the Company or any other Person for any costs, Claims, liabilities or damages resulting from the Company seeking to terminate any of the Terminated Agreements or to obtain any consents, modifications, waivers and approvals.
     6.11 Pre-Closing Employee Matters
          (a) The Company shall cause each current employee of the Company who has not yet done so to have entered into and executed, and each Person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Proprietary Information Agreement with the Company enforceable and effective as of such employee’s first date of employment or service. The Company shall cause each current consultant or contractor of the Company to have entered into and executed, and each Person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Proprietary Information Agreement or similar Contract in substance with the Company enforceable and effective as of such consultant or contractor’s first date of service.

          (b) Within thirty (30) days of the date hereof, Parent shall use its commercially reasonable efforts to provide the Company with a list of Terminating Employees, if any. The Company shall terminate the employment of each Terminating Employee effective no later than immediately prior to the Closing. The Company shall use its commercially reasonable efforts to assist such Terminating Employee, and each other employee of the Company whose employment is terminated after the date hereof and prior to the Closing, to execute and return a valid release and waiver, in substantially the forms attached hereto as Exhibit G (a “Terminating Employee Release”), as applicable. Prior to any Terminating Employee or any employee of the Company whose employment is terminated after the date hereof and prior to the Closing receiving or becoming entitled to receive any severance payment, such Terminating Employee and such terminated employee must execute and return (and not revoke) a valid Terminating Employee Release. Subject to the foregoing, Parent shall provide severance benefits to the Terminating Employees consistent with Parent’s existing severance policies or in accordance with any severance Contract with the Company in effect on the date hereof and disclosed in Section 6.11(b) of the Company Disclosure Schedule, and any such severance benefits shall not constitute Change of Control Fees.
          (c) The Company shall amend the terms of any shares of Restricted Shares outstanding as of the date hereof to provide that such shares shall vest in full as of the Effective Time, and shall amend the terms of the Company Options and Company RSUs to permit the treatment specified in Section 2.7(f). In addition, the Company shall accelerate the vesting on each Company Option and Company RSU held by an “Outside Director” (as that term is defined in the applicable Stock Plans) as of the Effective Time.
          (d) The Company shall take all actions, including the giving of any required notices to holders of Company Options, necessary to ensure that no Company Options are exercised during the seven (7) day period ending immediately prior to the Effective Time.
          (e) The Company shall, prior to the Closing, cause each officer and director of the Company to execute a resignation letter in substantially the form attached hereto as Exhibit H (the “Director and Officer Resignation Letter”), effective as of the Effective Time.
     6.12 Post-Closing Employee Matters
          (a) Parent or its Affiliates may offer employees of the Company, including the Executive Employees and the Key Employees, but excluding Terminating Employees, “at-will” employment by Parent and/or the Final Surviving Entity as a Continuing Employee, to be effective as of the Closing Date, upon proof of a legal right to work in the United States, to the extent applicable. Such “at-will” employment will: (i) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s standard applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and compensation, which salary, bonus opportunities, and incentive compensation (other than incentives) shall be no less favorable than the terms previously held by such employees of the Company, and (iv) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date; provided, however, that such Offer Letters shall provide Continuing Employees with benefits at least comparable to similarly situated employees of Parent. Continuing Employees shall be eligible to receive employee benefits consistent with Parent’s applicable human resources policies.
          (b) With respect to each benefit plan maintained by Parent in which any Continuing Employee will participate after the Closing Date, Parent shall, or shall cause the Final Surviving Entity to, recognize all service of the Continuing Employees with the Company, for purposes of eligibility, participation and vesting and, in the case of any benefit plan maintained by Parent that provides vacation benefits or any other form of paid time-off benefits, for purposes of benefit accrual (except with respect to any defined benefit plan maintained by Parent to the extent Parent is prohibited by law or to the extent it would result in a duplication of benefits). To the extent Parent is permitted by Law and the terms of the applicable benefit plan, Parent shall, or shall cause the Final Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any benefit plan maintained by Parent that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Closing Date and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any benefit plan maintained by Parent that are welfare plans in which such Continuing Employees are eligible to participate in after the Closing Date.
     6.13 Agreements and Documents Delivered at Signing or Immediately Following Signing. The Company shall use commercially reasonable efforts to cause each agreement and document that was executed by any Person and delivered to Parent prior to, contemporaneously with, or immediately following, the execution of this Agreement, as the case may be, to remain in full force and effect through the Closing Date.
     6.14 Termination of Certain Benefit Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than seven (7) Business Days prior to the Closing Date.
     6.15 Expenses and Fees. The Company shall pay, or reflect in the Preliminary Closing Working Capital or the Preliminary Adjusted Closing Cash Consideration, all of its Third Party Expenses and any Change of Control Fees prior to the Closing Date, and except if otherwise determined by Parent in its sole discretion, no Third Party Expenses or Change of Control Fees shall be incurred by the Final Surviving Entity on behalf of the Company after the Closing Date. Whether or not the First Step Merger is consummated, all Third Party Expenses shall be the obligation of the respective party incurring such fees and expenses.
     6.16 Tax Matters.
     (a) Pre-Closing Tax Returns. The Company shall be responsible for the preparation and filing of any Return of the Company that is required to be filed on or before the Closing Date. Each such Return shall be true and correct in all material respects and shall be completed in accordance with applicable Law and past practice (except to the extent inconsistent with applicable Law). Parent shall be responsible, at the sole expense of the Company Stockholders as a claim by Parent against the Company Stockholders pursuant to Article VIII, for the preparation and filing of any Return of the Company that is required to be filed after the Closing Date that is for any period ending on or before the Closing Date (the “Pre-Closing

Returns”), and each such Return shall be true and correct in all material respects and shall be completed in accordance with applicable Law and consistent with past practice (except to the extent inconsistent with applicable Law). Notwithstanding anything to the contrary herein, the parties agree that no Return of the Company for which Parent is responsible pursuant to this Agreement shall reflect any carryback of Tax assets or attributes of the Company to any Tax period or portion thereof ending on or prior to the Closing Date. For the avoidance of doubt, Pre-Closing Returns shall include final income Tax Returns required to be filed after the Closing Date in all relevant jurisdictions with respect to any taxable period ending on the Closing Date. The Company shall permit Parent, and Parent shall permit the Representative, to review and comment on each such income or material sales Tax Return described in this Section 6.16(a) during a reasonable period prior to filing, and shall not file any such income or material sales Tax Return without the other party’s prior written approval (not to be unreasonably withheld, delayed or conditioned). For purposes of this paragraph, a reasonable period shall be at least forty five (45) calendar days prior to the due date (including extensions) for filing any Return with respect to income Taxes, and at least ten (10) calendar days prior to the due date (including extensions) for filing any other material sales Tax Return.
          (b) Post-Closing Tax Returns. Parent shall be responsible for the preparation and filing of any Return with respect to the Company that is required to be filed after the Closing Date, including any such Return for any Tax period that includes but does not end on the Closing Date. Prior to the Closing Date, the Company shall prepare and deliver to Parent a list of all Returns required to be filed for 2009 and 2010 and the due dates for filing such Returns.
          (c) Disputed Items. If the parties cannot agree on the treatment of any items reflected on a draft of a Return that is subject to review under Section 6.16(a), such disputed items shall be resolved by the Independent Accounting Firm in accordance with Section 2.9(b)(iv)(B). If a Return is required by applicable Law to be filed or a payment made before the Independent Accounting Firm has resolved the disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), the Return shall be filed or payment made as determined by Parent, and shall be amended if necessary to reflect the determination of the Independent Accounting Firm with respect o the disputed items.
          (d) Transfer Taxes. Any sales, use, value-added, goods and services, gross receipts, excise, registration, recording, conveyance, stamp, duty, transfer and other similar Taxes and governmental fees imposed or levied on the Company or the Company Securityholders by reason of, in connection with or attributable to, the transactions contemplated by this Agreement (“Transfer Taxes”) shall be the responsibility of the Company Securityholders. The parties hereto shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. The party required by applicable Law to file any Return with respect to Transfer Taxes shall do so in the time and manner prescribed by applicable Law.
          (e) Actions Required in Connection with Second Step Merger. The Company Stockholders shall be solely responsible for, and Parent shall be entitled to indemnification pursuant to Article VIII with respect to, all costs and expenses relating to any action required to be taken by Parent or any of its Affiliates, including the Company or any of its Subsidiaries, as a result of the consummation of the Second Step Merger, including, without limitation, the preparation and filing of any final Return, the preparation and filing of any documentation in order to formally withdraw from any jurisdiction, and any registration or re-registration of any branch office of the Company in any jurisdiction.
          (f) Cooperation. The parties to this Agreement, the Executive Employees and the Designated Stockholders shall provide assistance as reasonably requested in preparing and filing Returns and responding to any audit, Claim, dispute, controversy or proceeding relating to Taxes (“Tax Contest”), provide reasonably detailed notice of any Tax Contest sufficient to apprise the other parties of the nature of the Claim, make available as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of the Company, and retain until the expiration of the applicable statute of limitations any books and records that could reasonably be expected to be necessary or useful in connection with the preparation of any Return, or for any Tax Contest. The Representative shall contact Parent prior the disposition of any books and records described in this Section 6.16(f), and allow Parent to obtain such books and records within thirty (30) days of such notice. Prior to the Closing Date, the Company shall prepare and deliver to Parent a list and contact information of all third party providers of Tax services (each a “Tax Service Provider”) that have been engaged by the Company within the last four (4) years, together with an executed notice addressed to each such Tax Service Provider permitting such Tax Service Provider to disclose to Parent and its agents confidential information relating to the Taxes of the Company. The covenants set forth in this Section 6.16 shall survive the Closing and the Effective Time until thirty (30) calendar days after the expiration of the applicable statute of limitations (including extensions thereof) applicable to the Tax matters in question.
     6.17 Insurance. For a period of six (6) years after the Effective Time, Parent will assume, and will cause the Final Surviving Entity to honor and fulfill, the obligations of the Company under (i) the Charter Documents as in effect on the date hereof and (ii) any agreements for indemnification, exculpation of liability and/or advancement of expenses in effect as of the date hereof and listed on Section 6.17 of the Company Disclosure Schedule between the Company and any of its respective current or former directors and officers and any person who becomes a director or officer of the Company prior to the Effective Time. For a period of six (6) years after the Effective Time, the Final Surviving Entity shall use its commercially reasonable efforts to maintain, and Parent shall cause the Final Surviving Entity to use its commercially reasonable efforts to maintain, directors’ and officers’ liability insurance maintained by the Company covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will the Final Surviving Entity be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 200% of the annual premium currently paid by the Company for such coverage, the Final Surviving Entity shall use its commercially reasonable efforts to maintain, and Parent shall cause the Final Surviving Entity to use its commercially reasonable efforts to maintain, the maximum amount of coverage as is available for such 200% of such annual premium); and provided, further, that notwithstanding the foregoing, Parent and the Final Surviving Entity may satisfy their obligations under this Section 6.17 by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those applicable to the current directors and officers of the Company, and (iv) the cost of which to Parent or the Final Surviving Entity does not exceed an amount equal to 200% of the annual premium currently paid by the Company (and, to the extent such costs exceed such amount, Parent or the Final Surviving Entity shall only be required to obtain the maximum amount of “tail” coverage as is available for 200% of such annual premium). Prior to the Effective Time, the Company may purchase a “tail” policy under its existing employment liabilities insurance policy. After the Effective Time, as long as neither Parent nor the Final Surviving Entity are required to take any action, pay any amount, or incur liabilities with respect to the “tail” policy for employment liabilities insurance, Parent will not, and will not cause or permit the Final Surviving Entity to, terminate such employment liabilities insurance “tail” policy.
     6.18 S-8 Registration. Parent shall use its commercially reasonable efforts to file with the SEC, within fifteen (15) Business Days after the Closing Date, a registration statement on Form S-8, if available for use by Parent, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock underlying all Assumed Equity and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Equity remains outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof.
     6.19 NASDAQ Global Select Market Listing. No later than the Effective Time, Parent shall apply for the listing on the NASDAQ Global Select Market the shares of Parent Common Stock issuable, and those subject to Assumed Equity, in connection with the First Step Merger, upon official notice of issuance.
     6.20 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby; provided, however, that this Section 6.20 shall not be require either party to make any payments to any Person in aggregate in excess of $5,000.
ARTICLE VII
CONDITIONS TO THE MERGER
     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Subs to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) Stockholder Approval. The Required Stockholder Approval shall have been obtained.
          (b) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
          (c) Other Governmental Approval. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any U.S. Governmental Entity in connection with the execution and delivery of this Agreement and the transactions contemplated hereby shall have been obtained. Without limiting the generality of the foregoing, (i) all applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the FTC and the DOJ, and all other approvals required under antitrust, competition or similar applicable Laws of foreign jurisdictions shall have been obtained, in each case without any condition or requirement requiring or calling for any Antitrust Restraint, and (ii) either (A) the California Permit shall have been issued by the California Commissioner and no stop order suspending the effectiveness of the California Permit or any part thereof shall have been issued and no proceeding for that purpose or other similar proceeding in respect of the California Permit shall have been initiated or threatened by the Department of Corporations of the State of California, or (B) the SEC shall have declared a registration statement covering the securities to be issued under this Agreement effective, and no stop order suspending the effectiveness of such registration statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC, in each case as set forth in Section 6.1.
     7.2 Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Subs:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality or Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date), and (ii) the Company shall have performed and complied in all material respects with each of the covenants and obligations contained in this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) No Material Adverse Effect. Since the date hereof, a Company Material Adverse Effect shall not have occurred.
          (c) 280G Stockholder Approval.
               (i) Each Person who might receive any payments and/or benefits in connection with the First Step Merger that constitute “parachute payments” pursuant to Section 280G of the Code shall have executed and delivered to the Company a 280G Waiver, each in substantially the form attached hereto as Exhibit B (the “280G Waiver”), pursuant to which each such Person will waive any right or entitlement to such payments and/or benefits to the extent the value of such payments and/or benefits exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite Company Stockholder approval of those payments and/or benefits is obtained pursuant to Section 280G of the Code so that such payment and/or benefits do not constitute “parachute payments” thereunder, and such 280G Waiver shall be in effect immediately prior to the Effective Time.
               (ii) With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the Stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” waived by such Persons pursuant to the 280G Waivers shall not be paid or provided for in any manner, and Parent shall not have any liabilities with respect to such “parachute payments.”
          (d) Appraisal Rights. Holders of Company Capital Stock at the Effective Time holding (i) at least ninety percent (90%) of the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall have approved the First Step Merger, approved and adopted this Agreement and approved the transactions contemplated hereby, and (ii) no more than ten percent (10%) of the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall have perfected, or continue to have a right to exercise appraisal or dissenters’ or other similar rights under the DCGL or the CCC with respect to their Company Capital Stock by virtue of the First Step Merger.
          (e) Litigation. There shall be no Litigation Claim, order, injunction or proceeding of any nature pending before any Governmental Entity, or threatened in writing, against Parent or the Company, their respective properties or any of their respective officers or directors (i) by any Person which challenges or seeks to enjoin the Merger and would reasonably be expected to result in a temporary, preliminary or permanent injunction of the Merger, or (ii) by any Governmental Entity (A) which challenges or seeks to enjoin the Merger, or (B) arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, which would reasonably be expected to be material to the Company, the Final Surviving Entity or Parent.

          (f) Third Party Contracts.
               (i) The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.2(f)(i)hereto.
               (ii) The Company shall have terminated each of those Contracts set forth on Schedule 7.2(f)(ii) hereto.
               (iii) The Company shall have sent the notices set forth on Schedule 7.2(f)(iii) hereto.
          (g) Termination of Terminating Employees. The employment of each of the Terminating Employees shall have been terminated.
          (h) New Employment Arrangements; Continuing Employees.
               (i) Each of the Executive Employees (A) shall have entered into “at-will” employment arrangements with Parent and/or the Final Surviving Entity pursuant to their execution of a Key Employee Offer Letter which shall be in full force and effect, (B) shall have agreed to be employees of Parent after the Closing, (C) shall be employees of the Company immediately prior to the Effective Time and (D) shall not have taken any action or expressed any intent to terminate or modify such acceptance or intent to leave the employ of Parent or the Company following the Effective Time.
               (ii) At least twenty-one of the Key Employees shall be employees of the Company immediately prior to the Effective Time, and shall not have provided notice to the Company of the intent to terminate such employment.
               (iii) At least eighty-five percent (85%) of the employees who were employed by the Company on the date hereof, other than the Terminating Employees, shall be employees of the Company immediately prior to the Effective Time, and shall not have provided notice to the Company of the intent to terminate such employment.
          (i) Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation Letter from each of the officers and directors of the Company effective as of the Effective Time.
          (j) Termination of Benefit Plans. Unless Parent has explicitly instructed in writing, Parent shall have received from the Company evidence reasonably satisfactory to Parent that each 401(k) Plan shall have been terminated pursuant to resolution of the board of directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent, such approval not to be unreasonably withheld, delayed or conditioned), effective as of no later than the day immediately preceding the Closing Date, and the Company shall have paid any liquidated charges, surrender fees or other fees or expenses.
          (k) Company Deliverables. Parent shall have received the following documents from the Company:
               (i) At least Seven (7) Business Days prior to the Closing Date, the Statement of Expenses and the Spreadsheet;

               (ii) At least five (5) Business Days prior to the Closing Date, the Company’s Closing Working Capital Statement;
               (iii) On the Closing Date, a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3); and
               (iv) A certificate from the Company, validly executed by the Chief Financial Officer of the Company on the Company’s behalf, certifying as to the Company’s cash, cash equivalents and restricted cash balances as of Closing.
          (l) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 7.2(l) hereto.
          (m) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit I.
          (n) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and the senior financial officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
               (i) the representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality or Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date);
               (ii) the Company has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing;
               (iii) no Company Material Adverse Effect has occurred since the date hereof; and
               (iv) the conditions to the obligations of Parent and Merger Subs set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).
          (o) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying on behalf of the Company as to (i) the Charter Documents, (ii) the valid adoption of resolutions of the board of directors of the Company (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors), and (iii) the Required Stockholder Approval having been obtained.
          (p) Certificates of Good Standing. Parent shall have received, (i) with respect to the Company, (A) a long-form certificate of good standing from the Secretary of State of the State of Delaware, and (B) a certificate of good standing from the applicable Governmental Entity in each material jurisdiction where it is required to be qualified to do business, and (ii) with respect to each of the Company’s Subsidiaries, (X) a certificate of good standing (or equivalent document) from the Secretary of State (or equivalent

Governmental Entity) of the jurisdiction of incorporation or organization of such Subsidiary to the extent such certificates are issued in such jurisdictions, and (Y) a certificate of good standing from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.
          (q) Financials. Parent shall have received from the Company the Financials.
          (r) Returns. The Company shall have prepared and delivered to Parent a list of all Returns required to be filed for 2009 and 2010 and the due dates for filing such Returns.
          (s) Conversion. The shares of Company Preferred Stock (other than the outstanding share of Company Series A-2.2 Preferred Stock) shall have been converted into shares of Company Common Stock.
     7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Subs in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality or Parent Material Adverse Effect, which representations and warranties as so qualified shall be true and correct) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date), and (ii) Parent and each Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.
          (b) No Material Adverse Effect. Since the date hereof, a Parent Material Adverse Effect shall not have occurred.
          (c) NASDAQ Listing; SEC Filings. (i) On the Closing Date, the Parent Common Stock shall continue to be listed on the NASDAQ Global Select Market, and (A) Parent shall not have received any “Staff Delisting Determination” as defined in Rule 5805 of the NASDAQ rules, and (B) no proceedings for delisting shall be in process and Parent shall not have received a notice of delisting, in either case, involving or citing deficiencies that would not reasonably be expected to be cured and that would reasonably be expected to result in a delisting of the Parent Common Stock from the NASDAQ Global Select Market and (ii) on or prior to the Closing Date, Parent shall have filed or furnished to the SEC all reports and any proxy materials required to be filed or furnished by it under the Exchange Act.
          (d) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by a President or a Vice President for and on its behalf to the effect that, as of the Closing:
               (i) all representations and warranties made by Parent and Merger Subs in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality or Parent Material Adverse Effect, which representations and warranties as so qualified shall be true and correct) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date);

               (ii) Parent and Merger Subs have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing; and
               (iii) No Parent Material Adverse Effect has occurred since the date hereof.
               (iv) the conditions to the obligations of the Company set forth in this Section 7.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).
          (e) Legal Opinion. The Company shall have received a legal opinion from legal counsel to Parent in the form attached hereto as Exhibit J.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS
     8.1 Survival.
          (a) The representations and warranties of the Company set forth in this Agreement, or in any certificate delivered pursuant to this Agreement, shall survive the Closing and the Effective Time for a period of eighteen (18) months following the Closing Date; provided, however, that in the event of fraudulent or willful breach or willful misrepresentation of a representation or warranty, such representation or warranty shall survive indefinitely; and provided, further, that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.1 (Organization), Section 3.2(a)—(d) (Company Capital Structure), Section 3.4 (Authority) and Section 3.12 (Tax Matters) shall survive the Closing and the Effective Time until the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein (the representations and warranties referenced in the foregoing being referred to herein, collectively, as the “Specified Representations”). The applicable periods referenced in this Section 8.1 shall be referred to, collectively, as the “Expiration Date” and each applicable period as the “Applicable Expiration Date.” It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such matter, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.1 for the survival of representations and warranties and the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
          (b) The representations and warranties of Parent and Merger Subs set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall expire at the Effective Time.
          (c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.
     8.2 Indemnification.
          (a) From and after the Effective Time, the Company Stockholders (each, a “Company Indemnifying Party” and collectively, the “Company Indemnifying Parties”) shall severally, and not jointly, in accordance with each Company Stockholder’s Pro Rata Portion, indemnify and hold harmless Parent and its directors, officers and other Employees, Affiliates, agents and other representatives, including the Final Surviving Entity (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified

Parties”), from and against all Claims, losses, liabilities, damages, Taxes, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with the following (“Parent Indemnifiable Matters”): (i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement as of the date of this Agreement, and (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement as of the Closing Date as if such representations and warranties had been made at and as of the Closing, or in the certificates delivered by the Company pursuant to Section 7.2 hereof; (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, any Related Agreements (to which the Company is a party) or any certificates or other instruments delivered by the Company pursuant to this Agreement; (iii) any fraudulent or willful breach or willful misrepresentation by the Company or its directors or executive officers of any provision of this Agreement or any certificates delivered by the Company pursuant to this Agreement; (iv) any Dissenting Share Payments; (v) any Excess Expenses and Fees not otherwise taken into account in the determination of the Final Adjusted Closing Cash Consideration; (vi) any Indebtedness of the Company, except to the extent reflected in the calculation of the Final Adjusted Closing Cash Consideration; (vii) the Shortfall Amount not previously paid from Escrow; (viii) any inaccuracy in items (a)(i), (a)(ii), (a)(v), (a)(vi), (a)(vii) and (b) of the Spreadsheet; (ix) the release of all Liens set forth in Schedule 7.2(l); and (x) any Pre-Closing Taxes, except to the extent reflected in the calculation of the Final Adjusted Closing Cash Consideration.
          (b) From and after the Effective Time, Parent or the Final Surviving Entity (each a “Parent Indemnifying Party” and collectively, the “Parent Indemnifying Parties,” together with the Company Indemnifying Parties, the “Indemnifying Parties”) shall severally, and not jointly, indemnify and hold harmless the Company Stockholders and their directors, officers and other Employees, Affiliates, agents and other representatives, (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties,” together with the Parent Indemnified Parties, the “Indemnified Parties”), from and against all Losses paid, suffered, incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with any failure by Parent or Merger Sub to perform or comply with any covenant to be performed by it contained in this Agreement (“Company Indemnifiable Matters”).
          (c) For the purpose of this Article VIII, when determining the amount of Losses paid, suffered, sustained or incurred as a result of, arising out of, or in connection with, as applicable (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of the Company set forth in this Agreement or in any certificate delivered pursuant to Section 7.2 hereof, whether as of the date hereof or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of an the Company set forth in this Agreement, any Related Agreement (to which the Company is a party) or any certificates or other instruments delivered pursuant to this Agreement, but not for determining whether any such inaccuracy, misrepresentation, breach or non-fulfillment has occurred, any representation, warranty, agreement or covenant given or made by the Company that is qualified in scope as to “materiality” or a “Company Material Adverse Effect” shall be deemed to be made or given without such materiality qualification or qualification as to a “Company Material Adverse Effect.”
          (d) No Indemnifying Party shall have any rights of contribution, indemnification or advancement from an Indemnified Party with respect to any Loss claimed by an Indemnified Party, except to the extent such Losses are of a nature that would be covered by existing indemnification agreements that are listed in Section 6.17 of the Company Disclosure Schedule.

          (e) Notwithstanding anything to the contrary set forth in this Agreement, any Person committing fraud, willful breach or willful misrepresentation with respect to this Agreement or in any certificate delivered by the Company pursuant to this Agreement shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with such fraud, willful breach or willful misrepresentation committed by such Person.
          (f) Nothing in the Agreement shall limit the right of an Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.
     8.3 Indemnification Limitations.
          (a) Subject to Section 8.2(e), with respect to Section 8.2(a)(i), except in the cases of (i) fraudulent or willful breach or willful misrepresentation by the Company or its directors or executive officers of any provision of this Agreement or any certificate delivered pursuant to this Agreement by the Company, in which case the maximum liability of any Company Stockholder shall not exceed an aggregate amount which, if added to all other amounts paid or payable as indemnification payments by such Company Stockholder under Section 8.2(a), would equal such Stockholder’s Pro Rata Portion of the Merger Consideration, (ii) any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, Section 3.12 (Tax Matters), in which case the maximum liability of any Company Stockholder shall not exceed an aggregate amount which, if added to all other amounts paid or payable as indemnification payments by such Company Stockholder under Section 8.2(a), would equal 30% of such Stockholder’s Pro Rata Portion of the Merger Consideration, and (iii) any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the Specified Representations (other than Section 3.12 (Tax Matters)), the Company Stockholders shall not be obligated to indemnify the Parent Indemnified Parties for any amounts in excess of each such Company Stockholder’s Pro Rata Portion of any amounts then held in the Indemnity Escrow Fund.
          (b) Subject to Section 8.2(e), with respect to Section 8.2(a)(ii) through Section 8.2(a)(x) and any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the Specified Representations (other than Section 3.12 (Tax Matters), the maximum liability of any Company Stockholder shall not exceed an aggregate amount which, if added to all other amounts paid or payable as indemnification payments by such Company Stockholder under Section 8.2(a), would equal such Stockholder’s Pro Rata Portion of the Merger Consideration.
          (c) Notwithstanding anything to the contrary set forth in this Agreement, in the event that a Parent Indemnified Party pays, suffers, incurs or sustains any Losses, any claims by such Indemnified Party for Losses shall be made first against the Indemnity Escrow Fund, and, to the extent permitted by this Agreement, second against the Company Stockholders directly. The form of satisfaction of the amount of any indemnification obligation of the applicable Company Stockholders under this Article VIII disbursed to Parent from the Indemnity Escrow Fund shall be in the same proportion as to the aggregate amount of cash and shares of Parent Common Stock then held in the Indemnity Escrow Fund. For purposes of this paragraph, the value of the shares of Parent Common Stock held in the Indemnity Escrow Fund shall be deemed to be the Parent Common Stock Value.
          (d) With respect to Section 8.2(a)(i), other than with respect to the Specified Representations, no Company Indemnifying Party shall be required to indemnify a Parent Indemnified Party hereunder until such time as the aggregate amount of Losses for which the Parent Indemnified Party are entitled to indemnification pursuant to this Agreement exceeds $750,000, at which time the Company

Indemnifying Party shall be obligated to indemnify the Parent Indemnified Party for the full amount of all such Losses, subject to the limitations set forth in this Article VIII.
          (e) Except in the case of fraudulent or willful breach or willful misrepresentation of any provision of this Agreement or any certificate delivered by the Company pursuant to this Agreement on the part of the Company or its directors or executive officers, from and after the Effective Time, (i) the Company Stockholders shall not be obligated to indemnify the Parent Indemnified Parties pursuant to Section 8.2(a)(i) hereof for any indemnification claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, and (ii) the Parent and Merger Subs shall not be obligated to indemnify the Company Indemnified Parties for any indemnification claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim; provided, however, that such indemnification obligations shall not terminate with respect to any item as to which an Indemnified Party shall have, before the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, previously made a bona fide claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this Article VIII.
          (f) In no event will an Indemnifying Party be liable for any lost profits, lost opportunity, or punitive damages of any kind (other than any such damages underlying a Third Party Claim for which an Indemnified Party is otherwise entitled to indemnification). The amount of Losses payable by an Indemnifying Party shall be reduced by any amounts actually received by an Indemnified Party directly with respect to such indemnifiable Losses from (i) any insurance proceeds, or (ii) any indemnity or contribution amounts from a third party; provided, however, for purposes of clarification, there shall be no obligation on the part of any Indemnified Party to seek such indemnity, payments or contributions; provided, however, that notwithstanding the foregoing, Parent shall use commercially reasonable efforts to make claims under the Company’s directors’ and officers’ liability insurance and employment practices liability insurance “tail” policies to the extent that such claims could be covered under such policies.
          (g) Each of Parent and the Company acknowledges and agrees (on behalf of itself and all of the other Indemnified Parties, respectively) that, subject to Section 8.2(e) and except as permitted by Sections 8.4(b) and 8.4(c), (i) the indemnification provisions in this Article VIII shall be the sole and exclusive remedy of the Parent Indemnified Parties and the Company Indemnified Parties for any and all claims against the Company Indemnifying Parties and the Parent Indemnifying Parties, respectively, for Losses and any and all other damages incurred by the Parent Indemnified Parties and the Company Indemnified Parties, respectively, with respect to this Agreement and the transactions contemplated hereby, (ii) all applicable statutes of limitations or other claims periods with respect to claims hereunder shall be shortened to the applicable claims periods and survival periods expressly set forth herein, and (iii) the Parent Indemnified Parties and the Company Indemnified Parties irrevocably waive any and all rights they may have to make claims against the Company Indemnifying Parties and the Parent Indemnifying Parties, respectively, under statutory and common law as a result of any Losses and any and all other damages incurred by the Parent Indemnified Parties and the Company Indemnified Parties, respectively, with respect to this Agreement and the transactions contemplated hereby, whether or not in excess of the maximum amounts permitted to be recovered pursuant to the indemnification provisions herein.
     8.4 No Indemnification Limitations.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against any Company Stockholder in the event that Parent issues more than the portion of the Merger Consideration to which such Company Stockholder is entitled.
          (c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.
8.5	Indemnification Claims Procedures.
          (a) With respect to Section 8.2(a) or Section 8.2(b), an Indemnified Party may make an indemnification claim pursuant to Section 8.2(a) or Section 8.2(b), as applicable, by delivering a certificate (a “Claim Certificate”) (i) in the case of a Parent Indemnifiable Matter, to the Representative, with a copy to the Escrow Agent (if and to the extent that the Parent Indemnified Party is seeking recourse against the Indemnity Escrow Fund), and/or to one or more Company Stockholders (if and to the extent that the Parent Indemnified Party is seeking recourse directly against any such Company Stockholder), (A) stating that a Parent Indemnified Party has (x) paid, suffered, incurred or sustained Losses, (y) recorded an accrual in the amount of the Losses in its financial statements in accordance with GAAP included in a report filed with the SEC or reasonably expected to be included in the next subsequent quarterly report on Form 10-Q (or, if accrued during the last three months of a fiscal year, an annual report on Form 10-K) to be filed with the SEC; provided, however, that if such accrual is subsequently reversed, whether as a result of the subsequent review or audit of such financial statements or in financial statements for or as of a subsequent period or date, the Claim Certificate or Claim shall be deemed to be withdrawn and no Claim for indemnification shall be entitled to be made with respect to such matter unless the period during which such Claim can be made pursuant to this Article VIII shall not otherwise have lapsed, or (z) in the case of a Third Party Claim, that it reasonably anticipates that such Parent Indemnified Party will have to pay, incur or sustain Losses, and (B) specifying in reasonable detail to the extent available the individual items of Losses included in the amount so stated, the date each such item was paid, suffered, incurred or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the inaccuracy, misrepresentation or breach of warranty or covenant to which such item is related, or (ii) in the case of a Company Indemnifiable Matter, in which case the Representative shall be required to deliver such notice, to Parent, (A) stating that a Company Indemnified Party has (x) paid, suffered, incurred or sustained Losses, (y) recorded an accrual for Losses in the amount of the Losses in its financial statements in accordance with GAAP; provided, however that if such accrual is subsequently reversed, whether as a result of the subsequent review or audit of such financial statements or in financial statements for or as of a subsequent period or date, the Claim Certificate or Claim shall be deemed to be withdrawn and no Claim for indemnification shall be entitled to be made with respect to such matter unless the period during which such Claim can be made pursuant to this Article VIII shall not otherwise have lapsed, or (z) in the case of a Third Party Claim, that it reasonably anticipates that such Company Indemnified Party will have to pay, incur or sustain Losses, and (B) specifying in reasonable detail to the extent available the individual items of Losses included in the amount so stated, the date each such item was paid, suffered, incurred or sustained, or the basis for such anticipated liability, and the nature of the breach of covenant to which such item is related.
          (b) Following its receipt of a Claim Certificate, the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) or Parent, as applicable, shall have thirty (30) calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof which shall specify in reasonable detail (i) each amount to which the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder), or Parent, as applicable objects and (ii) the nature of each objection (an “Objection Notice”) to the Indemnified Party submitting such Claim Certificate at the address of such Indemnified Party set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that a Parent Indemnified Party is seeking recourse against the Indemnity Escrow Fund in connection with Section 8.2(a)). In the event that the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder), or Parent, as applicable shall fail to object, pursuant to this Section 8.5(b), to any item or amount set forth in an Claim Certificate within the foregoing thirty (30) calendar day period, the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder), or Parent, as applicable, shall be deemed to have irrevocably agreed and consented to each such item or amount. With respect to claims against the Indemnity Escrow Fund for which the Representative does not object, or upon the expiration of such thirty (30) day calendar day period, the Escrow Agent shall promptly release from the Indemnity Escrow Fund and deliver to any Parent Indemnified Party that has previously delivered the Claim Certificate only an amount of cash and Parent Common Stock equal to any item(s) and amount(s) that the Representative has not objected to, or is deemed to have accepted pursuant to this Section 8.5(b).
          (c) In the event that the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder), or Parent, as applicable, shall object, pursuant to Section 8.5(b) hereof, to any item(s) or amount(s) set forth in any Claim Certificate, the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder), or Parent, as applicable, and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Indemnity Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Indemnity Escrow Fund in accordance with the terms hereof.
          (d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) or Parent may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) and Parent. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) and Parent cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar-day period, the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) and Parent shall each select one (1) arbitrator. The two (2) arbitrators so selected shall select a third arbitrator, who shall have relevant industry experience, to conduct the arbitration.
          (e) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be final, binding, and conclusive upon Parent, the Representative, the Company Indemnifying Parties, the Parent Indemnifying Parties, the Company Indemnified Parties and the Parent Indemnified Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. With respect to claims against the Indemnity Escrow Fund, the Escrow Agent shall be entitled to rely on, and make distributions from the Indemnity Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within fifteen (15) calendar days of a decision of the arbitrator requiring payment by one (1) party to another, such party shall make the payment to such other party, including any distributions out of the Indemnity Escrow Fund as applicable.
          (f) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
          (g) The foregoing arbitration provisions shall apply to any dispute among the Representative, Parent, any Indemnifying Party or Parties (as a single group, if applicable) and/or the Indemnified Parties under this Article VIII.
     8.6 Third-Party Claims. In the event that a Parent Indemnified Party becomes aware of a third party Claim (a “Third Party Claim”) which such Parent Indemnified Party reasonably believes may result in an indemnification claim pursuant to this Article VIII, such Parent Indemnified Party shall notify the Representative (or, in the event indemnification is being sought hereunder directly from a Company Stockholder, such Company Stockholder) of such claim pursuant to the procedures set forth in Section 8.5, and the Representative shall be entitled on behalf of the Company Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from a Company Stockholder, such Company Stockholder shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim, and shall have the right to receive copies of all pleadings, notices, filings, documents and other correspondences with respect to such Third Party Claim (except to the extent outside counsel to the Parent Indemnified Party reasonably determines that the disclosure of such correspondences could jeopardize the privileged nature of any such documents). The Parent Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that the Parent Indemnified Party shall consult in good faith with the Representative with respect to the defense of any such Third Party Claim; provided, further, that except with the consent of the Representative (or, in the event indemnification is being sought hereunder directly from a Company Stockholder, such Company Stockholder), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter nor shall it affect the Representative’s power and authority to object with respect to such Third Party Claim pursuant to Section 8.5. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts paid, sustained, suffered or incurred by the Parent Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. In the event that the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) has consented to any such settlement with respect to an indemnification claim under Section 8.2(a), the Company Stockholders shall not have any power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Parent against the Indemnity Escrow Fund, or against the Company Stockholders directly, as the case may be, with respect to such settlement.
     8.7 Escrow Arrangements.
          (a) Escrow Fund. By virtue of this Agreement and as security for the Indemnified Parties under Section 8.2(a), at the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount in accordance with Section 2.10(a), such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth in the Escrow Agreement.
          (b) Fees. All fees of the Escrow Agent for performance of its duties under the Escrow Agreement (the “Escrow Expenses”) shall be paid by Parent and the Company Stockholders in accordance with the standard fee schedule of the Escrow Agent as set forth in the Escrow Agreement.
          (c) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
          (d) The parties hereto agree that Parent is the owner of any cash in the Indemnity Escrow Fund for Tax purposes, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for Tax purposes as earned by Parent. Within ten (10) days after the end of each fiscal quarter five percent (5%) of such interest or other income earned during such quarter will be distributed to Parent.
          (e) Except under the circumstances described in Section 2.1(c), the parties hereto agree that the Company Stockholders are the owners of Parent Common Stock in the Indemnity Escrow Fund for Tax purposes, and, with respect to such Parent Common Stock, shall be entitled to exercise applicable voting rights and be entitled to any cash dividends paid or accrued.
          (f) The parties hereto agree that the Company Stockholders are the owners of the Representative Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of the Representative Escrow Amount pursuant to this Agreement shall be treated for Tax purposes as earned by the Company Stockholders.
     8.8 Representative.
          (a) By virtue of the approval of the First Step Merger, this Agreement and the transactions contemplated hereby by the Company Stockholders, and by the receiving the benefits of the First Step Merger, including the right to receive the consideration payable in connection with the First Step Merger, each of the Company Stockholders shall be deemed to have agreed, and hereby agrees, to appoint Shareholder Representative Services LLC as its agent and attorney-in-fact, as the Representative for and on behalf of the Company Stockholders to (i) give and receive notices and communications, (ii) authorize payment to any Indemnified Party from the Indemnity Escrow Fund in satisfaction of claims by such Indemnified Party pursuant to Section 8.2(a), (iii) object to such payments, (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (v) assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Company Stockholder or by any such Company Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Stockholder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby, (vi) authorize the release or delivery to the Representative of amounts from the Representative Escrow Fund in satisfaction or payment of any Representative Expenses (as defined in Section 8.8(b) below), and (vii) to take all other actions that are either (A) necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, including taking such action as necessary to transfer any shares of Parent Common Stock held in the Indemnity Escrow Fund to any Indemnified Party or other Person as required under this Agreement or the Escrow Agreement, or (B) specifically mandated by the terms of this Agreement or the Escrow Agreement. The identity of the Representative may be changed by the Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Representative may not be removed unless holders of at least a majority of the interest of the Indemnity Escrow Fund agrees in writing to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, if the Representative shall die, be removed, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, a vacancy in the position of Representative may be filled by the holders of a majority in interest of the Indemnity Escrow Fund. Notices or communications to or from the Representative shall constitute notice to or from the Company Stockholders. A decision, act, consent or instruction of the Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.4 and Section 9.5 hereof, shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders; and each of the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Company Stockholders. Each of the Escrow Agent and Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative. Each Company Stockholder hereby agrees to receive correspondence from the Representative, including in electronic form.
          (b) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that the Representative acted in good faith and in the exercise of reasonable judgment. The Company Stockholders shall indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative, and any fees and expenses incurred by the Representative in connection with the performance of his duties under this Agreement or the Escrow Agreement (“Representative Expenses”). If not paid directly by the Company Stockholders, any Representative Expenses may be (i) withdrawn by the Representative from the Representative Escrow Fund, or (ii) following the Expiration Date and the satisfaction of all claims made by Indemnified Parties for Losses, recovered from the Escrow Fund prior to any distribution to the Company Stockholders; provided that prior to any such distribution pursuant to clause (ii) of this sentence, the Representative shall deliver to the Escrow Agent a certificate setting forth the Representative Expenses actually incurred and not previously satisfied from the Representative Escrow Fund; provided, further, that while this section allows the Representative to be paid from the Representative Escrow Fund, it does not relieve the Company Stockholders from their obligation to promptly pay such losses, liabilities or expenses, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise.
          (c) The Company shall deliver to the Representative a copy of (i) the Information Statement; (ii) the Spreadsheet; and (iii) the Company’s Closing Working Capital Statement.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties (upon the authorization of such party’s board of directors), and except as provided below, whether before or after receipt of Required Stockholder Approval:
          (a) by mutual written consent of each of Parent and the Company;

          (b) by either the Company or Parent, if the First Step Merger shall not have been consummated by September 30, 2010; provided, however, that if the Closing shall not have occurred by September 30, 2010, but on such date, all of the conditions to Closing set forth in Article VII have been satisfied or waived in writing (except those conditions that by their nature are only to be satisfied as of the Closing) other than the condition set forth in Section 7.1(c), then neither party shall be permitted to terminate the Agreement pursuant to this Section 9.1(b) until December 31, 2010, (such applicable date, the “End Date”); provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Step Merger to occur on or before such date;
          (c) by either the Company or Parent, if any requirement of Law makes the consummation of the Merger illegal, or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such Legal Requirement or action;
          (d) by the Parent if the Required Stockholder Approval is not obtained within five (5) Business Days after the receipt of the California Permit (or, if the Company issues an Election Notice in accordance with the terms of Section 6.1(c) hereof, the date that a registration statement on Form S-4 covering the shares of Parent Common Stock to be issued pursuant to this agreement is declared effective by the SEC);
          (e) by Parent (at any time prior to the time the Required Stockholder Approval has been obtained) if a Triggering Event with respect to the Company has occurred or a material breach of Section 6.2 of this Agreement shall have occurred;
          (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 9.1(f) prior to thirty (30) days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise commercially reasonable efforts to cure such breach through such thirty (30) day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such thirty (30) day period);
          (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 9.1(g) prior to thirty (30) days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise commercially reasonable efforts to cure such breach through such thirty (30) day period (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such thirty (30) day period); and

          (h) by the Company, in connection with a Change of Recommendation made in accordance with Section 6.2(d) in which the Company’s board of directors shall have determined to accept or enter into a transaction related to a Superior Proposal that was the subject of such Change in Recommendation; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.1(h), and any purported termination pursuant to this Section 9.1(h) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee in the manner provided for in Section 9.3(b).
     For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company’s board of directors or any committee thereof shall have effected a Change of Recommendation; (ii) the Company shall have failed to include in the Information Statement delivered to the stockholders of the Company, the recommendation of its board of directors in favor of the adoption of this Agreement; (iii) the Company’s board of directors or any committee thereof shall have approved or recommended, or the Company shall have entered into any letter of intent or other Contract regarding, any Alternative Transaction Proposal, or (iv) the Company shall have entered into any letter of intent or similar document or any Contract, plan or arrangement accepting any Alternative Transaction Proposal.
     9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under, and in accordance with, Section 9.1 above will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of Parent, the Company, or their respective officers, directors or stockholders, except (i) as set forth in Section 6.7 (Confidentiality), this Section 9.2, Section 9.3 (Fees) and Article X (General Provisions), each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of any representation, warranty, covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     9.3 Fees.
          (a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the First Step Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions.
          (b) Company Payment.
               (i) Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 9.1(b), (d), (e), (g) or (h), the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination (except in the case of a termination pursuant to Section 9.1(h), in which case the Termination Fee must be paid concurrently with such termination), pay Parent the Termination Fee by wire transfer to an account designated by Parent in immediately available funds; provided, that in the case of termination under Sections 9.1(b), 9.1(d) or 9.1(g): (x) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been disclosure publicly or to any member of the board of directors or any officer of the Company of an Alternative Transaction Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into a Contract providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an Acquisition of the Company, in each case, with the Person making such Alternative Transaction Proposal, and (y) such payment shall be made concurrently with the consummation of such Acquisition of the Company or the entry into such Contract or letter of intent or similar arrangement by the Company, as applicable, in each case, with the Person making such Alternative Transaction Proposal.
               (ii) The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.3 do not constitute a penalty. Upon payment of the Termination Fee in accordance with this Section 9.3, the Company shall have no further liability to Parent or any Merger Sub with respect to this Agreement or the transactions contemplated hereby, except for liability for any fraud or willful breach of any covenant or agreement contained in this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent for all costs and expenses incurred by Parent or Merger Subs (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3, together with interest on the amounts set forth in this Section 9.3 at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made. For the avoidance of doubt, in no event will more than one termination fee be owed by the Company to Parent.
     9.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.4, the Company Securityholders agree that any amendment of this Agreement signed by the Representative shall be binding upon and effective against the Company Securityholders whether or not they have signed such amendment.
     9.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Subs, on the one hand, and the Company and the Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.5, the stockholders of the Company agree that any extension or waiver signed by the Representative shall be binding upon and effective against all stockholders of the Company whether or not they have signed such extension or waiver.
ARTICLE X
GENERAL PROVISIONS
     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

          (a) If to Parent, Merger Subs or the Final Surviving Entity, to:
Harmonic Inc.
549 Baltic Way
Sunnyvale, California 94089
Attention: Chief Executive Officer
                 Chief Financial Officer
Facsimile No.: (408) 542-2516
with copies (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention: Jeffrey D. Saper, Esq.
                 Robert G. Day, Esq.
Facsimile No.: (650) 493-6811
          (b) If to the Company (prior to the Closing), to:
Omneon Inc.
1237 E. Arques Avenue
Sunnyvale, California 94085
Attention: Suresh Vasudevan
                   Laura Perrone
Telephone: (408) 585-5464
Facsimile: (408) 585-5097
with copies (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: Mark A. Leahy, Esq.
                 Jeffrey R. Vetter, Esq.
Facsimile No.: (650) 938-5200
          (c) If to the Representative, to
Shareholder Representative Services LLC
601 Montgomery Street, Suite 2020
San Francisco, CA 94111
Attention: Managing Director
Email: deals@shareholderrep.com
Facsimile No.: (415) 962-4147
Telephone No.: (415) 367-9400
with copies (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: Mark A. Leahy, Esq.
                 Jeffrey R. Vetter, Esq.
Facsimile No.: (650) 938-5200

     10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     10.3 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.
     10.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.
     10.5 No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder.
     10.6 Assignment. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.
     10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.8 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     10.10 Consent to Jurisdiction. Subject to the terms of Section 8.5 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 8.5 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.
     10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the below parties have executed, or caused this Agreement to be executed, as of the date first written above.

HARMONIC INC.
By:	/s/ Patrick Harshman
	Name:	Patrick Harshman
	Title:	President & Chief Executive Officer

ORINDA ACQUISITION CORPORATION
By:	/s/ Patrick Harshman
	Name:	Patrick Harshman
	Title:	President & Chief Executive Officer

ORINDA ACQUISITION, LLC
By:	/s/ Patrick Harshman
	Name:	Patrick Harshman
	Title:	President & Chief Executive Officer

(AGREEMENT AND PLAN OF REORGANIZATION)

     IN WITNESS WHEREOF, the below party has executed, or caused this Agreement to be executed, as of the date first written above.

OMNEON INC.
By:	/s/ Suresh Vasudevan
	Name:	Suresh Vasudevan
	Title:	President & Chief Executive Officer

(AGREEMENT AND PLAN OF REORGANIZATION)

     IN WITNESS WHEREOF, the below party has executed, or caused this Agreement to be executed, as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES, LLC, as Representative
By:	/s/ Paul Koenig
	Name:	Paul Koenig
	Title:	Manager

(AGREEMENT AND PLAN OF REORGANIZATION)